Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RADIANCY, INC.,

PHOTOMEDEX, INC.,

AND PHMD MERGER SUB, INC.

Dated as of October 31, 2011

i

ii

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 31, 2011 by and among Radiancy, Inc., a Delaware corporation (“Radiancy”), PhotoMedex, Inc., a Nevada corporation (“PhotoMedex”), and PHMD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of PhotoMedex (“Merger Sub”). Radiancy, PhotoMedex and Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

A. The Parties intend to effect the merger of Merger Sub with and into Radiancy (the “Merger”), with Radiancy continuing as the surviving entity in the Merger, and as a result of which all issued and outstanding common stock, par value $0.01 per share, of Radiancy (the “Radiancy Common Stock”), other than shares of Radiancy Common Stock held by Radiancy, Ltd., an Israeli company and wholly owned subsidiary of Radiancy (“Radiancy, Ltd.”), will be deemed for all purposes to represent the right to receive the Merger Consideration (as defined hereafter) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporations Law, as amended (the “DGCL”).

B. The Parties have entered into that certain Agreement and Plan of Merger on July 4, 2011 (the “Original Agreement”). The Parties desire that the Original Agreement be amended and restated in its entirety to read as set forth herein. Upon the execution and delivery of this Agreement by each of the Parties the Original Agreement shall be amended and restated in its entirety to read as set forth herein.

C. Each of the board of directors of Radiancy (the “Radiancy Board”), the board of directors of PhotoMedex (the “PhotoMedex Board”) and the board of directors of Merger Sub (the “Merger Sub Board”), respectively, has approved this Agreement and each of them has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of each of Radiancy, PhotoMedex and Merger Sub, respectively, and their respective stockholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as hereafter defined), Merger Sub shall be merged with and into Radiancy. Upon the consummation of the Merger, the separate existence of Merger Sub shall thereupon cease and Radiancy, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a majority-owned subsidiary of PhotoMedex.

(b) On the Closing Date and except as set forth in Section 1.1(n), PhotoMedex shall (i) cause to be paid or issued to stockholders of record of Radiancy (the “Radiancy Stockholders”) as of the Effective Time, in accordance with the terms and conditions of this Agreement and the allocation attached hereto as Exhibit 1.1(b)(i) (the “Radiancy Stockholder Allocation”), newly issued common stock, par value $0.01 per share, of PhotoMedex (the “PhotoMedex Common Stock”) equal to the sum of [A] the number of shares of PhotoMedex Common Stock that is equal to three (3) times the number of shares of PhotoMedex Common Stock that are issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex Common Stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share, but excluding those certain options to purchase 115,400 shares of PhotoMedex Common Stock which are provided for in the employment agreements of Messrs. Dennis McGrath and Michael Stewart (the “Employee Options”), plus [B] Three Million Six Hundred Forty Thousand (3,640,000) shares of PhotoMedex Common Stock (collectively, the “Merger Consideration”) and (ii) cause to be paid or issued to the stockholders of record of PhotoMedex entitled to vote for or against the Merger at the stockholder meeting (the “PhotoMedex Stockholders”) to approve the Merger, in accordance with the terms and conditions of this Agreement, warrants to purchase an aggregate of One Million One Hundred Forty One Thousand, Six Hundred Sixty Seven (1,141,667) shares of PhotoMedex Common Stock (the “Warrants”), of which warrants to purchase 115,400 shares of PhotoMedex Common Stock will instead be issued as options to Messrs. Dennis McGrath and Michael Stewart under their employment agreements with PhotoMedex, such Warrants to be issued pro rata to such stockholders based upon the number of issued and outstanding shares of PhotoMedex Common Stock held by each such holder on the record date (the “PhotoMedex Stockholder Allocation”).

(c) The Parties hereby agree that Twenty Thousand Two Hundred (20,200) of the foregoing Employee Options shall have an exercise price of no less than Twenty Dollars ($20.00) per share of PhotoMedex Common Stock.

(d) As soon as practicable after the Effective Time, PhotoMedex shall cause Broadridge Corporate Issuer Solutions, Inc. (or such other Person as may be mutually agreed upon by the Parties, the “Exchange Agent”) to mail each holder of record holding a Radiancy Common Stock certificate (the “Certificate”) other than Radiancy, Ltd. a letter of transmittal as prepared by PhotoMedex and reasonably acceptable to Radiancy (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by the Exchange Agent, the holder of such Certificate or Certificates (except as set forth in Section 1.1(n)) shall be entitled to receive in exchange therefor a certificate representing the number of whole PhotoMedex Common Stock to which such holder of Radiancy Common Stock shall have become entitled to hereunder and in accordance with the Radiancy Stockholder Allocation, and the Certificate or Certificates so surrendered shall be canceled. Until so surrendered, each Certificate (except as set forth in Section 1.1(n)) shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(e) If any certificate representing PhotoMedex Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes (as defined below) required by reason of the issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of Radiancy of the shares of Radiancy Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Radiancy Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates (properly endorsed or accompanied by an appropriate instrument of transfer) representing such shares are presented for transfer to the Exchange Agent, they (except as set forth in Section 1.1(n)) shall represent the right to receive the Merger Consideration as provided in this Section 1.1.

(g) Any portion of the Merger Consideration that remains unclaimed by the holders of Certificates as of the first anniversary of the Effective Time shall be paid to PhotoMedex. Any former stockholders of Radiancy who have not theretofore complied with this Section 1.1 shall thereafter look only to PhotoMedex (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws (as defined below)) for payment of the Merger Consideration to such stockholder as determined pursuant to this Agreement and without any interest thereon. Any consideration remaining unclaimed immediately prior to such time when such consideration would otherwise escheat or become the property of any Governmental Authority (as defined below), shall, to the extent permitted by applicable Law, become the property of PhotoMedex, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Radiancy, PhotoMedex, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by PhotoMedex, the posting by such Person of a bond in such amount as PhotoMedex may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

(i) The Warrants shall be in substantially the form attached hereto as Exhibit 1.1(i) and shall have the terms set forth therein, including, without limitation, (i) a warrant exercise price of Twenty Dollars ($20.00) per share of PhotoMedex Common Stock, (ii) an exercise period of three (3) years following the Effective Time, and (iii) notwithstanding the three-year exercise period, the right of PhotoMedex to notify the holders of Warrants of an earlier expiration of the Warrants at any time following such time as the PhotoMedex Common Stock will have had a closing trading price in excess of Thirty Dollars ($30.00) per share for a period of twenty (20) consecutive Trading Days, provided that such earlier expiration date shall not be earlier than that date which is twenty (20) Business Days following the delivery of such notification by PhotoMedex. As soon as practicable after the Effective Time, PhotoMedex shall cause the Exchange Agent to mail the Warrants to each holder of record of PhotoMedex Common Stock in accordance with the terms and conditions of this Agreement and the PhotoMedex Stockholder Allocation.

(j) At the Effective Time, the shares of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Radiancy, PhotoMedex or Merger Sub, shall be converted into a number of shares of common stock of the Surviving Company that is equal to the sum of the total number of shares of Radiancy Common Stock that are held by the Radiancy Stockholders (other than Radiancy, Ltd.) and the total number of shares of preferred stock of Radiancy that are held by the Radiancy stockholders, in each case immediately prior to the Effective Time.

(k) By virtue of the Merger, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company.

(l) At and after the Effective Time, except as otherwise expressly set forth herein, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of Radiancy and Merger Sub and all of the claims, obligations, liabilities, debts and duties of Radiancy and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(m) Tax Withholding. PhotoMedex and the Surviving Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable in accordance with this Agreement such amounts as PhotoMedex, the Surviving Company and the Exchange Agent reasonably believe are required by applicable

Law (including, without limitation, Israeli Tax Laws). To the extent that amounts are so withheld by PhotoMedex, the Surviving Company or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Radiancy Stockholder in respect of which such deduction and withholding was made by PhotoMedex or the Surviving Corporation, as the case may be. Notwithstanding the foregoing in this Section 1.1(m), PhotoMedex or the Surviving Company, as the case may be, shall: (i) not withhold any amounts in the event that the Israeli Tax Ruling (as defined in Section 5.13 below) is obtained, unless such withholding (if any) is made only in accordance with the provisions of said Israeli Tax Ruling; (ii) comply with a withholding Tax extension (if obtained); (iii) not withhold any amounts pursuant for Israeli Tax purposes if the recipient has represented to PhotoMedex or the Surviving Company, as the case may be, in an Israeli tax declaration which will be attached to a letter of transmittal (the “Israeli Tax Declaration”) that the recipient is not a resident of the State of Israel; and (iv) not withhold or withhold a reduced Tax amount if the recipient has provided a Valid Certificate at least three (3) Business Days prior to any payment payable pursuant to this Agreement. A “Valid Certificate” shall be a certificate or ruling issued by the Israeli Tax Authority (the “ITA”) which is sufficient to enable PhotoMedex or the Surviving Company, as the case may be, to conclude that no withholding (or reduced withholding) of Israeli Tax is required with respect to such recipient.

(n) The Parties hereto agree that the Radiancy Common Stock owned by Radiancy, Ltd. immediately prior to the Effective Time shall not be exchanged for the Merger Consideration. Such Radiancy Common Stock owned by Radiancy, Ltd. shall remain issued and outstanding after the Effective Time. The consummation of the transactions contemplated by this Agreement shall not affect in any manner Radiancy, Ltd.’s ownership of Radiancy Common Stock except that, after the Effective Time, Radiancy, Ltd. shall be a stockholder of the Surviving Company. The Parties further agree that nothing in this Section 1.1(n) shall be deemed or construed to reduce the Merger Consideration.

1.2 The Closing; Effective Time; Effect.

(a) Unless this Agreement shall have been terminated in accordance with Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of this Agreement and each ancillary agreement hereto at 10:00 a.m. (EST) no later than the third Business Day (as defined herein) after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed upon in writing by the Parties hereto; provided, however, that the Closing shall occur, subject to the satisfaction or waiver of the conditions set forth in Article VI, no later than January 31, 2012 (the “Drop Dead Date”). The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions hereof, concurrently with the Closing and after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the Parties shall as promptly as practicable cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger for the Merger in accordance with the DGCL (referred to herein as the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time (on or before the Drop Dead Date) as is agreed in writing by the Parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3 [Intentionally Omitted].

1.4 Other Effects of the Merger. The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.5 Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Radiancy or Merger Sub, or otherwise carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Radiancy and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Radiancy or Merger Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.6 Organic Anti-Dilution. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into PhotoMedex Common Stock), dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PhotoMedex Common Stock (each, an “Organic Dilution Event”) occurring on or after July 4, 2011 and prior to the Effective Time. Notwithstanding the foregoing, (i) the issuance, conversion or other like change of the Merger Consideration (and the securities underlying the Merger Consideration) as contemplated by Section 1.1 of this Agreement shall not be deemed an Organic Dilution Event, and/or (ii) the issuance of PhotoMedex Common Stock and/or other securities of PhotoMedex pursuant to any exercise or conversion of securities of PhotoMedex issued and outstanding as of July 4, 2011 shall not be deemed an Organic Dilution Event.

1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and Section 1.368-3(a) of the Treasury Regulations.

1.8 Treatment of Options. The Radiancy Board shall take such necessary steps to provide that (i) all Radiancy options that are issued and outstanding under any Radiancy option or incentive plan shall be accelerated and vested and become exercisable into shares of Radiancy Common Stock prior to the Effective Time, and (ii) any options not exercised prior to the Effective Time shall terminate as of the Effective Time. PhotoMedex options which remain unexercised at the Effective Time will remain outstanding.

1.9 Dissenting Stockholders; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if holders of shares of Radiancy Common Stock and preferred stock that are issued and outstanding immediately prior to the Effective Date (the “Appraisal Shares”) properly demand appraisal pursuant to, and in compliance with, Section 262 of the DGCL, the Appraisal Shares shall not be converted into Merger Consideration as provided in Section 1.1, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Date into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHOTOMEDEX AND MERGER SUB

Except as set forth in the disclosure letter delivered by PhotoMedex to Radiancy on the date hereof (the “PhotoMedex Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the

PhotoMedex Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), PhotoMedex and Merger Sub represent and warrant to Radiancy as follows:

2.1 Due Organization and Good Standing. Each of PhotoMedex and each wholly owned or partially owned subsidiary of PhotoMedex (each a “PhotoMedex Subsidiary”) is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of PhotoMedex and each PhotoMedex Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a PhotoMedex Material Adverse Effect (as defined below). PhotoMedex has heretofore made available to Radiancy accurate and complete copies of PhotoMedex’s articles of incorporation and by-laws, as amended to date and as currently in effect (the “PhotoMedex Organization Documents”), and the certificate of incorporation, by-laws or equivalent organizational document of each of the PhotoMedex Subsidiaries, each as amended to date and as currently in effect (the “PhotoMedex Subsidiary Organization Documents”). None of PhotoMedex or any PhotoMedex Subsidiary is in violation of any PhotoMedex Organization Document or PhotoMedex Subsidiary Organization Document, as the case may be.

For purposes of this Agreement, the term “PhotoMedex Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of PhotoMedex and the PhotoMedex Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a PhotoMedex Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that PhotoMedex or any PhotoMedex Subsidiary is affected in a disproportionate manner relative to other companies in the industries in which PhotoMedex and the PhotoMedex Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which PhotoMedex or any of the PhotoMedex Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, PhotoMedex and the PhotoMedex Subsidiaries taken as a whole, relative to other participants in the industries in which PhotoMedex and the PhotoMedex Subsidiaries operate, (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect PhotoMedex and the PhotoMedex Subsidiaries taken as a whole, relative to other participants in the industries in which PhotoMedex and the PhotoMedex Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transactions expressly contemplated hereby, (v) any change in applicable Law or GAAP (as defined below) or interpretation thereof, (vi) the execution by PhotoMedex and performance of or compliance by PhotoMedex with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against PhotoMedex, Merger Sub or any member of the PhotoMedex Board or Merger Sub Board by shareholder(s) of PhotoMedex owning less than ten percent (10%) of the issued and outstanding PhotoMedex Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) changes in the market price or trading volume of the PhotoMedex Common Stock (provided that the underlying causes of such changes shall not be excluded), (ix) any matter disclosed in the PhotoMedex Disclosure Letter or (x) any failure to meet any financial or other projections.

2.2 Title to Securities; Capitalization.

(a) The authorized capital stock of PhotoMedex consists of 35,000,000 shares of PhotoMedex Common Stock. Section 2.2(a) of the PhotoMedex Disclosure Letter sets forth the number of shares of PhotoMedex Common Stock which are issued and outstanding. Except as set forth in Section 2.2(b) below, no shares of capital stock or other voting securities of PhotoMedex are issued, reserved for issuance or outstanding. All outstanding shares of PhotoMedex Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the PhotoMedex Organization Documents or any contract to which PhotoMedex is a party or by which PhotoMedex is bound. Except as set forth in the PhotoMedex Organization Documents and/or the SEC Reports, there are no outstanding contractual obligations of PhotoMedex to repurchase, redeem or otherwise acquire any shares of PhotoMedex Common Stock or any capital equity of PhotoMedex and there are no outstanding contractual obligations of PhotoMedex to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth in Section 2.2(b) of the PhotoMedex Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of PhotoMedex or obligating PhotoMedex to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, capital stock or securities convertible into or exchangeable for such securities, or obligating PhotoMedex to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) The authorized capital stock of Merger Sub consists of eight million (8,000,000) shares of common stock, par value $0.01 per share, of which 100 shares of common stock are issued and outstanding. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All outstanding shares of Merger Sub common stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the PhotoMedex Subsidiary Organization Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub common stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as otherwise described in Section 2.2(c) of the PhotoMedex Disclosure Letter, PhotoMedex directly or indirectly owns all of the capital stock of, or other equity interests in, the PhotoMedex Subsidiaries. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of, or other equity interests in, any of the PhotoMedex Subsidiaries or obligating any of the PhotoMedex Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity interest or securities convertible into or exchangeable for such securities, or obligating any of the PhotoMedex Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities. There are no outstanding obligations of PhotoMedex or any of the PhotoMedex Subsidiaries to repurchase, redeem (except as expressly contemplated by this Agreement) or otherwise acquire any capital stock of, or other equity interests in, PhotoMedex or any of the PhotoMedex Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d) The Merger Consideration to be issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and non assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the PhotoMedex Organization Documents or any contract to which PhotoMedex is a party or by which PhotoMedex is bound and not subject to preemptive rights created by statute, the PhotoMedex Organization Documents or any agreement to which the PhotoMedex is a party or is bound, other than by the terms of the Merger Consideration.

(e) Upon delivery of the Merger Consideration pursuant to this Agreement to the stockholders of Radiancy (other than Radiancy, Ltd.) who have exchanged their respective Certificates therefor, such stockholders will have good title to such Merger Consideration free and clear of any restrictions on transfer, Encumbrances (other than any restriction under the Securities Act, or any state “blue sky” securities Laws, by the terms of the Merger Consideration or Encumbrances or similar restrictions which are created by the Radiancy Stockholders), warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands.

(f) There are no registration rights (except as expressly contemplated by this Agreement), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which PhotoMedex is a party or by which PhotoMedex is bound with respect to any of its capital stock. Except as set forth in this Agreement or disclosed in Section 2.2(f) of the PhotoMedex Disclosure Letter, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of PhotoMedex are issuable and no rights in connection with any shares, warrants, rights, options or other securities of PhotoMedex accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Except as disclosed in Section 2.2(g) of the PhotoMedex Disclosure Letter, no Indebtedness of PhotoMedex or any of the PhotoMedex Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PhotoMedex or any of the PhotoMedex Subsidiaries, or (iii) the ability of PhotoMedex or any of the PhotoMedex Subsidiaries to grant any Encumbrance on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than Expenses, capitalized lease expenses and current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations in respect of bankers’ acceptances issued or created, (D) all indebtedness referred to in clauses (A) through (B) secured by an Encumbrance on any property of such Person and (E) all guarantee obligations for indebtedness of others referred to in clauses (A) through (D).

(h) Since January 1, 2008, PhotoMedex has not declared or paid any distribution or dividend in respect of the PhotoMedex Common Stock and, except for as expressly contemplated by this Agreement, has not repurchased, redeemed or otherwise acquired any securities or equity interest of PhotoMedex, and the PhotoMedex Board has not authorized any of the foregoing.

2.3 Subsidiaries.

(a) Section 2.3(a)(i) of the PhotoMedex Disclosure Letter sets forth a true, complete and correct list of each of the PhotoMedex Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3(a)(ii) of the PhotoMedex Disclosure Letter, all of the capital stock and other equity interests of the PhotoMedex Subsidiaries are owned, directly or indirectly, by PhotoMedex free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the PhotoMedex Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the PhotoMedex Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither

PhotoMedex nor any PhotoMedex Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the PhotoMedex Subsidiaries owned by PhotoMedex or another PhotoMedex Subsidiary.

(b) Section 2.3(b) of the PhotoMedex Disclosure Letter lists all jurisdictions in which each of PhotoMedex and each PhotoMedex Subsidiary is qualified to conduct its respective business.

(c) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder.

2.4 Authorization; Binding Agreement. Each of PhotoMedex and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the PhotoMedex Board and Merger Sub Board, and (ii) except for the approval of the stockholders of PhotoMedex (the “PhotoMedex Stockholder Approval”) and the filing of appropriate merger documents as contemplated by the DCGL, no other corporate proceedings on the part of PhotoMedex and Merger Sub are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which PhotoMedex or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by PhotoMedex and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PhotoMedex and Merger Sub, enforceable against PhotoMedex and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals. Except as otherwise described in Section 2.5 of the PhotoMedex Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of PhotoMedex or any of the PhotoMedex Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by PhotoMedex and Merger Sub of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by PhotoMedex and Merger Sub of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where PhotoMedex or any PhotoMedex Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) pursuant to Antitrust Laws (as defined below), (iii) such filings as contemplated by this Agreement pursuant to the Merger, (iv) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (v) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to result in a PhotoMedex Material Adverse Effect or prevent consummation of the transactions contemplated by this Agreement.

2.6 No Violations. Except as otherwise described Section 2.6 of the PhotoMedex Disclosure Letter, the execution and delivery by PhotoMedex and Merger Sub of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by PhotoMedex and Merger Sub of the transactions contemplated hereby and thereby, and compliance by PhotoMedex and Merger Sub with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any PhotoMedex Organization Document or PhotoMedex Subsidiary Organization Document, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any PhotoMedex Material Contract (as defined below), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) (other than any Permitted Encumbrances (as defined below)) upon any of the properties, rights or assets of PhotoMedex or any of the PhotoMedex Subsidiaries, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which PhotoMedex or any of the PhotoMedex Subsidiaries or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from any of the foregoing that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. For purposes of this Agreement, “Encumbrance” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

2.7 SEC Filings and Financial Statements.

(a) Since January 1, 2008, PhotoMedex has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by PhotoMedex with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto. Section 2.7(a)(i) of the PhotoMedex Disclosure Letter lists; and PhotoMedex has made available to Radiancy copies in the form filed with the SEC of all of the following; except in each such case, to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) PhotoMedex’s Annual Reports on Form 10-K for each fiscal year of PhotoMedex since January 1, 2008, (ii) PhotoMedex’s Quarterly Reports on Form 10-Q for each fiscal quarter that PhotoMedex was required to file a Quarterly Report on Form 10-Q in each of the fiscal years of PhotoMedex referred to in clause (i) above, (iii) all proxy statements relating to PhotoMedex’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Radiancy pursuant to this Section 2.7) filed by PhotoMedex with the SEC since January 1, 2008 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (vi) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U. S. C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SEC Reports did not, at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, in which case on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications were each true and correct on the date made. To the extent required by the Exchange Act, PhotoMedex and the PhotoMedex Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning PhotoMedex and the PhotoMedex Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of PhotoMedex’s filings with the SEC and other public disclosure documents. Except as set forth in Section 2.7(a)(ii) of the PhotoMedex Disclosure Letter, to the knowledge of PhotoMedex, each director and executive officer of PhotoMedex has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2008.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “PhotoMedex Financials”) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of PhotoMedex and the PhotoMedex Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. To the extent required by the Exchange Act, PhotoMedex has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No financial statements other than those of PhotoMedex and the PhotoMedex Subsidiaries are required by GAAP to be included in the consolidated financial statements of PhotoMedex. Section 2.7(b) of the PhotoMedex Disclosure Letter contains a description of all non-audit services performed by PhotoMedex’s auditors for PhotoMedex and the PhotoMedex Subsidiaries since January 1, 2008 and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the PhotoMedex Board. PhotoMedex has no off-balance sheet arrangements. For purposes of this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

(c) Since January 1, 2008, neither PhotoMedex nor any PhotoMedex Subsidiary, or to PhotoMedex’s knowledge, any director, officer or employee of PhotoMedex or any PhotoMedex Subsidiary, or any auditor or accountant of PhotoMedex or the PhotoMedex Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of PhotoMedex or any PhotoMedex Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that PhotoMedex or any PhotoMedex Subsidiary has engaged in questionable accounting or auditing practices. To PhotoMedex’s knowledge, since January 1, 2008, no employee and no member of the PhotoMedex Board nor any attorney representing PhotoMedex or any PhotoMedex Subsidiary, whether or not employed by PhotoMedex or any PhotoMedex Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by PhotoMedex, the PhotoMedex Subsidiaries or any of their respective officers, directors, employees or agents or reported written evidence of any such violation to the PhotoMedex Board or any committee thereof or to any director or executive officer of PhotoMedex.

(d) The PhotoMedex Subsidiaries have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8 Absence of Certain Changes.

(a) From January 1, 2011 through the date hereof, except as described in Section 2.8(a) of the PhotoMedex Disclosure Letter and as expressly contemplated by this Agreement, PhotoMedex and the PhotoMedex Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

(b) From January 1, 2011 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. Neither PhotoMedex nor any PhotoMedex Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the PhotoMedex Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 2.9 of the PhotoMedex Disclosure Letter, and (iii) liabilities or obligations under the payment terms of PhotoMedex Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for such liabilities or obligations that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.10 Compliance with Laws. Except as set forth in Section 2.10 of the PhotoMedex Disclosure Letter, neither PhotoMedex nor any of the PhotoMedex Subsidiaries are in conflict with, or in default or violation of, nor has it received, from January 1, 2008, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of PhotoMedex or any PhotoMedex Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any PhotoMedex Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.11 Regulatory Agreements; Permits.

(a) Except as disclosed in Section 2.11(a) of the PhotoMedex Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which PhotoMedex or any PhotoMedex Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 2.11(b) of the PhotoMedex Disclosure Letter, each of PhotoMedex, the PhotoMedex Subsidiaries, and each employee of PhotoMedex or any PhotoMedex Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with PhotoMedex or such PhotoMedex Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct PhotoMedex’s or the PhotoMedex Subsidiaries’ respective business as presently conducted, and to own, lease and operate PhotoMedex’s or the PhotoMedex Subsidiaries’ respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain, individually or in conjunction with another, would not reasonably be expected to result in a PhotoMedex Material Adverse Effect (collectively, the “PhotoMedex Permits”). PhotoMedex has made available to Radiancy true, correct and complete copies of all material PhotoMedex Permits. All of PhotoMedex Permits are in full force and effect, and no suspension or cancellation of any of PhotoMedex Permits is pending or, to PhotoMedex’s knowledge, threatened, except, in each case, where the failure of any PhotoMedex Permits to have been in full force and effect, or the suspension or cancellation of any of PhotoMedex Permits, would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex and the PhotoMedex Subsidiaries are not in violation in any material respect of the terms of any PhotoMedex Permit, except for any violations which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

(c) To PhotoMedex’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to PhotoMedex or any PhotoMedex Subsidiary is pending or threatened in writing.

2.12 Litigation. Except as disclosed in Section 2.12(a)(i) of the PhotoMedex Disclosure Letter, there is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Authority of competent jurisdiction (each, an “Action”), or, to the knowledge of PhotoMedex, threatened against PhotoMedex, any of the PhotoMedex Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a PhotoMedex Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against PhotoMedex, any of the PhotoMedex Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex and the PhotoMedex Subsidiaries are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. Except as disclosed in Section 2.12(a)(ii) of the PhotoMedex Disclosure Letter, there is no material Action that PhotoMedex or any of the PhotoMedex Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of PhotoMedex, threatened against PhotoMedex involving a claim against PhotoMedex or any PhotoMedex Subsidiary for false advertising with respect to any of PhotoMedex’s or any PhotoMedex Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.13 Restrictions on Business Activities. There is no Order binding upon PhotoMedex or any of the PhotoMedex Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of PhotoMedex or any of the PhotoMedex Subsidiaries as their businesses are currently conducted, any acquisition of property by PhotoMedex or any of the PhotoMedex Subsidiaries, the conduct of business by PhotoMedex or any of the PhotoMedex Subsidiaries as currently conducted, or the ability of PhotoMedex to compete with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.14 Material Contracts.

(a) Section 2.14(a) of the PhotoMedex Disclosure Letter sets forth a true, correct and complete list of, and PhotoMedex has made available to Radiancy, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which PhotoMedex or any PhotoMedex Subsidiary is a party or by which PhotoMedex, any PhotoMedex Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “PhotoMedex Material Contract”) that:

(i) contains covenants that materially limit the ability of PhotoMedex or any PhotoMedex Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to PhotoMedex or any PhotoMedex Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of PhotoMedex and the PhotoMedex Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by PhotoMedex or any PhotoMedex Subsidiary under such contract of more than $100,000 per year;

(vii) with respect to any material acquisition of another Person, pursuant to which PhotoMedex or any PhotoMedex Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) obligates PhotoMedex or any PhotoMedex Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between PhotoMedex or any PhotoMedex Subsidiary and any of their respective directors or executive officers that cannot be cancelled by PhotoMedex (or the applicable PhotoMedex Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) obligates PhotoMedex or any PhotoMedex Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of PhotoMedex or any PhotoMedex Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”).

(b) Except as disclosed in Section 2.14(b) of the PhotoMedex Disclosure Letter, with respect to each PhotoMedex Material Contract: (i) such PhotoMedex Material Contract is valid and binding and enforceable in all respects against PhotoMedex or the PhotoMedex Subsidiary party thereto (subject to Enforceability Exceptions) and, to PhotoMedex’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of PhotoMedex Material Contract against PhotoMedex or such PhotoMedex Subsidiary and, to PhotoMedex’s knowledge, the other party thereto; (iii) neither PhotoMedex nor any PhotoMedex Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by PhotoMedex or any PhotoMedex Subsidiary, or permit termination or acceleration by the other party thereto, under such PhotoMedex Material Contract; (iv) to PhotoMedex’s knowledge, no other party to such PhotoMedex Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by PhotoMedex or any of the PhotoMedex Subsidiaries, under such PhotoMedex Material Contract, and (v) no other party to such PhotoMedex Material Contract has notified PhotoMedex or any PhotoMedex Subsidiary in writing that it is terminating or considering terminating the handling of its business by PhotoMedex or any PhotoMedex Subsidiary or in respect of any particular product, project or service of PhotoMedex or any PhotoMedex Subsidiary, or is planning to materially reduce its future business with PhotoMedex or any PhotoMedex Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing that would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

2.15 Intellectual Property.

(a) Section 2.15(a)(i) of the PhotoMedex Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by PhotoMedex or any of the PhotoMedex Subsidiaries and is material to the business of PhotoMedex as currently conducted (“PhotoMedex Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to PhotoMedex or any of the PhotoMedex Subsidiaries and is material to the business of PhotoMedex (“PhotoMedex Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, each of PhotoMedex and the PhotoMedex Subsidiaries (x) has all right, title and interest in and to PhotoMedex Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the PhotoMedex Licensed Intellectual Property. Except as set forth in Section 2.15(a)(ii) of the PhotoMedex Disclosure Letter, neither PhotoMedex nor any of the PhotoMedex Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the PhotoMedex Disclosure Letter, to the knowledge of PhotoMedex, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the PhotoMedex Disclosure Letter, to PhotoMedex’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter PhotoMedex’s or any PhotoMedex Subsidiary’s rights to any PhotoMedex Intellectual Property or PhotoMedex Licensed Intellectual Property. To PhotoMedex’s knowledge, all of PhotoMedex Intellectual Property and the license rights to the PhotoMedex Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to PhotoMedex’s knowledge, threatened that challenges the rights of PhotoMedex or any of the PhotoMedex Subsidiaries in any material respect of any PhotoMedex Intellectual Property or PhotoMedex Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. PhotoMedex Intellectual Property and the PhotoMedex Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to PhotoMedex or the PhotoMedex Subsidiaries and used in or necessary for the operation by PhotoMedex and the PhotoMedex Subsidiaries of their respective businesses as currently conducted. Neither PhotoMedex nor any of the PhotoMedex Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the PhotoMedex Licensed Intellectual Property, except for any such breaches and defaults which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the PhotoMedex Disclosure Letter lists, with respect to PhotoMedex and the PhotoMedex Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material loans from PhotoMedex to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “PhotoMedex Benefit Plans”). The term PhotoMedex Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with PhotoMedex and the PhotoMedex Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “PhotoMedex ERISA Affiliate”) may have any liability.

(b) Other than as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by PhotoMedex or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any PhotoMedex Benefit Plan, (ii) each PhotoMedex Benefit Plan has been administered in material accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) PhotoMedex and each PhotoMedex ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of PhotoMedex Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by PhotoMedex or any PhotoMedex ERISA Affiliate to any PhotoMedex Benefit Plan have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of PhotoMedex is threatened, against or with respect to any such PhotoMedex Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect). Each PhotoMedex Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005. Each PhotoMedex Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS upon which the sponsor of such PhotoMedex Benefit Plan is entitled to rely, has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable advisory or opinion letter, and neither PhotoMedex nor any PhotoMedex Subsidiary is aware of any circumstances that could result in revocation of any such favorable determination letter or the loss of the qualification of such PhotoMedex Benefit Plan under Section 401(a) of the Code.

(c) Except as disclosed in Section 2.16 of the PhotoMedex Disclosure Letter, or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to PhotoMedex Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which PhotoMedex is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of PhotoMedex or any of the PhotoMedex Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of PhotoMedex or any of the PhotoMedex Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of PhotoMedex, or increase the amount of compensation due any such employee, director or consultant.

(d) None of the PhotoMedex Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No PhotoMedex Benefit Plan maintained by PhotoMedex or any of the PhotoMedex Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of PhotoMedex or any of the PhotoMedex Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither PhotoMedex nor any PhotoMedex ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g) Except as set forth in Section 2.16(g) of the PhotoMedex Disclosure Letter, no PhotoMedex Benefit Plan is maintained outside the jurisdiction of the United States (any such PhotoMedex Benefit Plan set forth in Section 2.16(g) of the PhotoMedex Disclosure Schedule, “PhotoMedex Foreign Benefit Plans”). All PhotoMedex Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all PhotoMedex Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other PhotoMedex Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable PhotoMedex or PhotoMedex Subsidiary entity.

2.17 Taxes and Returns.

(a) PhotoMedex has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the PhotoMedex Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the PhotoMedex Financials have been established.

(b) Section 2.17(b) of the PhotoMedex Disclosure Letter sets forth each jurisdiction where PhotoMedex and each PhotoMedex Subsidiary files or is required to file a Tax Return.

(c) To the Knowledge of PhotoMedex, neither PhotoMedex nor any of the PhotoMedex Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against PhotoMedex or any of the PhotoMedex Subsidiaries in respect of any Tax, and neither PhotoMedex nor any of the PhotoMedex Subsidiaries has been notified in writing of any proposed Tax claims or assessments against PhotoMedex or any of the PhotoMedex Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the PhotoMedex Financials have been established or are immaterial in amount).

(e) There are no material liens with respect to any Taxes upon any of PhotoMedex’s or the PhotoMedex Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the PhotoMedex Financials have been established.

(f) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by PhotoMedex or any of the PhotoMedex Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Neither PhotoMedex nor any PhotoMedex Subsidiary has any material liability or potential material liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither PhotoMedex nor any PhotoMedex Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on PhotoMedex or any PhotoMedex Subsidiary with respect to any period following the Closing Date.

(k) Neither PhotoMedex nor any PhotoMedex Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers. Except as set forth in Section 2.18 of the PhotoMedex Disclosure Letter, PhotoMedex and/or Merger Sub has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PhotoMedex.

2.19 Title to Properties; Assets.

(a) Section 2.19(a)(i) of the PhotoMedex Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of PhotoMedex or any of the PhotoMedex Subsidiaries from or to any Person (collectively, the “PhotoMedex Real Property”). The list set forth in Section 2.19(a)(i) of the PhotoMedex Disclosure Letter contains, with respect to each of PhotoMedex Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which PhotoMedex or any of the PhotoMedex Subsidiaries is a party or by which PhotoMedex or any of the PhotoMedex Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “PhotoMedex Leases”), the terms of which have been complied with by PhotoMedex and any PhotoMedex Subsidiary, except for any non-compliances as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex Real Property set forth in Section 2.19(a)(i) of the PhotoMedex Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of PhotoMedex and the PhotoMedex Subsidiaries. PhotoMedex does not own any real property. Except as set forth in Section 2.19(a)(ii) of the PhotoMedex Disclosure Letter, PhotoMedex or a

PhotoMedex Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A true, correct, complete and full execution copy of each PhotoMedex Lease set forth in Section 2.19(a)(i) of the PhotoMedex Disclosure Letter has been made available to Radiancy. Except as set forth in Section 2.19(b)(i) of the PhotoMedex Disclosure Letter, PhotoMedex or PhotoMedex Subsidiary’s interests in each of the PhotoMedex Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the PhotoMedex Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the PhotoMedex Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the PhotoMedex Disclosure Letter, neither PhotoMedex nor any of the PhotoMedex Subsidiaries nor, to the knowledge of PhotoMedex, any other party to any PhotoMedex Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the PhotoMedex Leases, except for any breaches or defaults which would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. PhotoMedex and the PhotoMedex Subsidiaries enjoy peaceful and undisturbed possession under all such PhotoMedex Leases and have not received notice of any material default, delinquency or breach on the part of PhotoMedex or any PhotoMedex Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect (as defined below), as the case may be.

2.20 Employee Matters.

(a) There are no material Actions pending or, to the knowledge of PhotoMedex, threatened involving PhotoMedex or any PhotoMedex Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To PhotoMedex’s knowledge, since January 1, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of PhotoMedex or any of the PhotoMedex Subsidiaries into one or more collective bargaining units with respect to their employment with PhotoMedex or any of the PhotoMedex Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of PhotoMedex or any of the PhotoMedex Subsidiaries pending with respect to their employment with PhotoMedex or any of the PhotoMedex Subsidiaries or threatened against PhotoMedex or any of the PhotoMedex Subsidiaries. Neither PhotoMedex nor any of the PhotoMedex Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of PhotoMedex or any of the PhotoMedex Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth in Section 2.20(b) of the PhotoMedex Disclosure Letter, PhotoMedex and the PhotoMedex Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against PhotoMedex or any of the PhotoMedex Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and except for any non-compliances or liabilities which not reasonably be expected to result in a PhotoMedex Material Adverse Effect. Except as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, there are no Actions pending or, to the knowledge of PhotoMedex, threatened against PhotoMedex or any PhotoMedex Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters. Except as set forth in Section 2.21 of the PhotoMedex Disclosure Letter or as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect:

(a) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither PhotoMedex nor any of the PhotoMedex Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b) PhotoMedex and the PhotoMedex Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c) Neither PhotoMedex nor any of the PhotoMedex Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d) Each of PhotoMedex and the PhotoMedex Subsidiaries holds and is in compliance in all material respects with all PhotoMedex Permits required to conduct its business and operations under all applicable Environmental Laws.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls, (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 and (c) substances restricted under the European Union Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment, 2002/95/EC.

2.22 Transactions with Affiliates . Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of PhotoMedex or any PhotoMedex Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of PhotoMedex or any PhotoMedex Subsidiary or such Person’s employment with PhotoMedex or any PhotoMedex Subsidiary, (v) as set forth in Section 2.22 of the PhotoMedex Disclosure Letter, or (vi) as stated in the PhotoMedex Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between PhotoMedex or any of the PhotoMedex Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either PhotoMedex or any of the PhotoMedex Subsidiaries or (z) record or beneficial owner of more than five percent (5%) of the outstanding PhotoMedex Common Stock as of the date hereof (each, a “PhotoMedex Affiliate Transaction”).

2.23 Insurance. Section 2.23 of the PhotoMedex Disclosure Letter sets forth a correct and complete list of all material insurance policies issued in favor of PhotoMedex or any PhotoMedex Subsidiary, or pursuant to which PhotoMedex, any PhotoMedex Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither PhotoMedex nor any PhotoMedex Subsidiary is in any material respect, in breach of or default under, and neither PhotoMedex nor any PhotoMedex Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24 Books and Records. All of the financial books and records of PhotoMedex and the PhotoMedex Subsidiaries are complete and accurate in all material respects and, since January 1, 2008, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of PhotoMedex and/or the PhotoMedex Subsidiaries, in accordance with GAAP (the “PhotoMedex Accounts Receivable”) arose in the ordinary course of business and represent valid obligations to PhotoMedex and/ or the PhotoMedex Subsidiaries arising from their respective businesses. To PhotoMedex’s knowledge, none of the PhotoMedex Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the PhotoMedex Financials.

2.26 Inventory. Except as would not be reasonably expected to result in a PhotoMedex Material Adverse Effect, the inventory of PhotoMedex and the PhotoMedex Subsidiaries (a) is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the PhotoMedex Financials), (c) meets applicable manufacturing specifications, requirements of applicable Law, and PhotoMedex and the PhotoMedex Subsidiaries customers’ policies on shelf life and “sell by dates” in all material respects, and (d) is not spoiled, damaged or contaminated (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the PhotoMedex Financials).

2.27 Listing . The PhotoMedex Common Stock is quoted for trading on the NASDAQ. Except as set forth in Section 2.27 of the PhotoMedex Disclosure Letter, there is no action or proceeding pending or, to PhotoMedex’s knowledge, threatened against PhotoMedex by FINRA with respect to any intention by such entity to prohibit or terminate the quotation of the PhotoMedex Common Stock on the NASDAQ.

2.28 FDA. As to each product or service subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured, packaged, labeled, tested, distributed, sold, rendered and/or marketed by PhotoMedex or any of the PhotoMedex Subsidiaries (each such product, a “PhotoMedex Product”), such

PhotoMedex Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by PhotoMedex or the PhotoMedex Subsidiaries in compliance with all applicable requirements under FDCA and similar Laws, rules and regulations (including, without limitation, the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States and respective counterpart Laws promulgated by any Governmental Authority outside the United States) relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. There is no pending, completed or, to PhotoMedex’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against PhotoMedex or any of the PhotoMedex Subsidiaries, and none of PhotoMedex or any of the PhotoMedex Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any PhotoMedex Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any PhotoMedex Product, (iii) imposes a clinical hold on any clinical investigation by PhotoMedex or any of the PhotoMedex Subsidiaries, (iv) enjoins production at any facility of PhotoMedex or any of the PhotoMedex Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with PhotoMedex or any of the PhotoMedex Subsidiaries, or (vi) otherwise alleges any violation of any Laws, rules or regulations by PhotoMedex or any of the PhotoMedex Subsidiaries, and which, with respect to clauses (i) through (vi), either individually or in the aggregate, would reasonably be expected to result in a PhotoMedex Material Adverse Effect. The properties, business and operations of PhotoMedex and the PhotoMedex Subsidiaries have been and are being conducted in all respects in accordance with all applicable rules and regulations of the FDA, except for any non-compliances as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect. Except as would not reasonably be expected to result in a PhotoMedex Material Adverse Effect, PhotoMedex has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use of any product proposed to be developed, produced or marketed by PhotoMedex or the PhotoMedex Subsidiaries nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by PhotoMedex or the PhotoMedex Subsidiaries. Since January 1, 2008, no PhotoMedex Product nor any manufacturing site manufacturing PhotoMedex Products has been subject to a FDA shutdown or import or export prohibition, nor has PhotoMedex received any FDA Form 483 notice of inspectional observations, “warning letters”, “untitled warning letters” or written requests to make changes to the operations of PhotoMedex or any PhotoMedex Subsidiary business or any PhotoMedex Product or similar correspondence or written notice from the FDA in respect of PhotoMedex’ or the PhotoMedex Subsidiaries’ business and alleging or asserting noncompliance with applicable Law that, if not complied with, would reasonably be expected to result in a PhotoMedex Material Adverse Effect. Since January 1, 2008, no vigilance reports or medical device reports with respect to PhotoMedex Products have been reported by PhotoMedex and/ or any PhotoMedex Subsidiary and, to the knowledge of PhotoMedex, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to any PhotoMedex Product. PhotoMedex and each PhotoMedex Subsidiary is in compliance in all material respects with all certifications currently held by PhotoMedex and/ or any PhotoMedex Subsidiary governing quality systems and manufacturing processes. To PhotoMedex’ knowledge, any third party assembler, sterilizer or manufacturer of PhotoMedex Products is in compliance in all material respects with all applicable Law.

2.29 Investment Company Act. PhotoMedex is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.30 Information Supplied. None of the information relating to PhotoMedex or any PhotoMedex Subsidiary, which is supplied or to be supplied by PhotoMedex or any PhotoMedex Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC or the mailings to PhotoMedex’s stockholders as it relates to the Registration Statement and Proxy Statement will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PhotoMedex and the PhotoMedex Subsidiaries or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by PhotoMedex and the PhotoMedex Subsidiaries expressly for inclusion or incorporation by reference in any of the the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PhotoMedex and the PhotoMedex Subsidiaries or that is included in the Ancillary Public Disclosures). Notwithstanding the foregoing, PhotoMedex and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Radiancy or any Radiancy Subsidiary for inclusion in any such filings with the SEC, mailings to PhotoMedex’s stockholders or the Radiancy Stockholders or Ancillary Public Disclosures. PhotoMedex has delivered or provided access to Radiancy all material information, documents and instruments necessary in order for Radiancy to conduct its due diligence with respect to the representations and warranties in this Article II.

2.31 No Additional Representations. PhotoMedex and Merger Sub both acknowledge that neither Radiancy nor any of its officers, directors, members or stockholders, has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Radiancy furnished or made available to PhotoMedex and/or Merger Sub and any of their Representatives (as defined below), in each case except as expressly set forth in Article III or in any of the documents or instruments referred to herein, including any exhibits attached hereto and the Radiancy Disclosure Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RADIANCY

Except as set forth in the disclosure letter delivered by Radiancy to PhotoMedex on the date hereof (the “Radiancy Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Radiancy Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Radiancy hereby represents and warrants to PhotoMedex and Merger Sub as follows:

3.1 Due Organization and Good Standing. Each of Radiancy and each wholly owned or partially owned subsidiary of Radiancy (collectively, the “Radiancy Subsidiaries”) is a corporation, limited liability company, or other entity duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has all requisite corporate, limited liability or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Except as set forth in Section 3.1 of the Radiancy Disclosure Letter, each of Radiancy and the Radiancy Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Radiancy Material Adverse Effect). Except as set forth in Section 3.1 of the Radiancy Disclosure Letter, Radiancy has heretofore made available to PhotoMedex accurate and complete copies of Radiancy’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “Radiancy Organization Documents”) and the equivalent organizational documents of each Radiancy Subsidiary (collectively, the “Radiancy Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Radiancy nor any Radiancy Subsidiary is in violation of any provision of the Radiancy Organization Documents or Radiancy Subsidiary Organization Documents, as the case may be.

For purposes of this Agreement, the term “Radiancy Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Radiancy and the Radiancy Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Radiancy Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Radiancy and the Radiancy Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Radiancy and the Radiancy Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Radiancy or any of the Radiancy Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Radiancy and the Radiancy Subsidiaries taken as a whole, relative to other participants in the industries in which Radiancy and the Radiancy Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Radiancy and the Radiancy Subsidiaries taken as a whole, relative to other participants in the industries in which Radiancy and the Radiancy Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Merger or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Radiancy and performance of or compliance by Radiancy with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Radiancy or any member of the Radiancy Board by shareholder(s) of Radiancy owning less than ten percent (10%) of the issued and outstanding Radiancy Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Radiancy Disclosure Letter or (ix) any failure to meet any financial or other projections.

3.2 Title to Securities; Capitalization.

(a) The authorized capital stock of Radiancy consists of 5,000,000 shares of Radiancy Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Section 3.2(a) of the Radiancy Disclosure Letter sets forth the number of shares of Radiancy Common Stock and Radiancy preferred stock which are issued and outstanding (subject to Section 3.2(b) hereinbelow). Except as set forth in Section 3.2(b) below, no shares of capital stock or other voting securities of Radiancy are issued, reserved for issuance or outstanding. All outstanding shares of Radiancy Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Radiancy Organization Documents or any contract to which Radiancy is a party or by which Radiancy is bound. Except as set forth in the Radiancy Organization Documents, there are no outstanding contractual obligations of Radiancy to repurchase, redeem or otherwise acquire any shares of Radiancy Common Stock or any capital equity of any of Radiancy or the Radiancy Subsidiaries. There are no outstanding contractual obligations of Radiancy to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) Except as set forth in Section 3.2(b) of the Radiancy Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Radiancy or obligating Radiancy to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Radiancy to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Radiancy Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable.

(c) Except as set forth in Section 3.2(c) of the Radiancy Disclosure Letter, there are no registration rights (except as expressly contemplated by the Agreement), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Radiancy is a party or by which Radiancy is bound with respect to any of its capital stock. Except as set forth in Section 3.2(c) of the Radiancy Disclosure Letter, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of Radiancy are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Radiancy accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Except as disclosed on Section 3.2(d) of the Radiancy Disclosure Letter, no Indebtedness of Radiancy or any of the Radiancy Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Radiancy or any of the Radiancy Subsidiaries, or (iii) the ability of Radiancy or any of the Radiancy Subsidiaries to grant any Encumbrance on its properties or assets.

(e) Since January 1, 2008, Radiancy has not declared or paid any distribution or dividend in respect of the Radiancy Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interest of Radiancy, and the Radiancy Board has not authorized any of the foregoing

3.3 Subsidiaries.

(a) Section 3.3(a)(i) of the Radiancy Disclosure Letter sets forth a true, complete and correct list of each of the Radiancy Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 3.3(a)(ii) of the Radiancy Disclosure Letter, all of the capital stock and other equity interests of the Radiancy Subsidiaries are owned, directly or indirectly, by Radiancy free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Radiancy Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Radiancy Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither Radiancy nor any Radiancy Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Radiancy Subsidiaries owned by Radiancy or another Radiancy Subsidiary.

(b) Section 3.3(b) of the Radiancy Disclosure Letter lists all jurisdictions in which each of Radiancy and each Radiancy Subsidiary is qualified to conduct its respective business.

3.4 Authorization; Binding Agreement. Radiancy has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Radiancy Board and

(ii) except for the approval of the stockholders of Radiancy (the “Radiancy Stockholder Approval”), and the filing of appropriate merger documents as contemplated by the DCGL, no other corporate proceedings on the part of Radiancy are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Merger, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Radiancy is a party shall be when delivered, duly and validly executed and delivered by Radiancy and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Radiancy, enforceable against Radiancy in accordance with its terms, subject to the Enforceability Exceptions.

3.5 Governmental Approvals. Except as otherwise described in Section 3.5 of the Radiancy Disclosure Letter, no Consent of or with any Governmental Authority on the part of Radiancy or any of the Radiancy Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Radiancy of this Agreement or any ancillary agreement related hereto or the consummation by Radiancy of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Radiancy or any Radiancy Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement and pursuant to the Merger, (iii) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, (iv) pursuant to Antitrust Laws, and (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Radiancy Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

3.6 No Violations. Except as otherwise described in Section 3.6 of the Radiancy Disclosure Letter, the execution and delivery by Radiancy of this Agreement and each other ancillary agreement related hereto and the consummation by Radiancy of the transactions contemplated hereby and thereby and compliance by Radiancy with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Radiancy Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Radiancy Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Radiancy or any of the Radiancy Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Radiancy or any of the Radiancy Subsidiaries or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.7 Radiancy Financial Statements.

(a) As used herein, the term “Signing Radiancy Financials” means Radiancy’s restated (i) audited consolidated financial statements (including, in each case, any related notes thereto), consisting of Radiancy’s consolidated balance sheets as of December 31, 2010 and December 31, 2009, and the related statements of operations, changes in members’ equity and cash flows for the years then ended and (ii) the unaudited consolidated financial statements, consisting of Radiancy’s consolidated balance sheet as of each of March 31, 2011 and June 30, 2011, and the related statements of operations, changes in members’ equity and cash flows for the three months and six months then ended. As used herein, the term “Closing Radiancy Financials” means Radiancy’s unaudited consolidated financial statements (including, in each case, any related notes thereto), consisting of Radiancy’s consolidated balance sheet, as of calendar quarter prior to the Closing Date, and the related statements of operations, changes in members’ equity and cash flows for the period then ended. As used herein, the term “Radiancy Financials” means the Signing Radiancy Financials and the Closing Radiancy

Financials. True and correct copies of the Signing Radiancy Financials have been provided to PhotoMedex. The Signing Radiancy Financials (i) in all material respects accurately reflect Radiancy’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 3.7(a) of the Radiancy Disclosure Letter and except for the absence of footnotes and audit adjustments in the case of unaudited Signing Radiancy Financials), (iii) fairly present in all material respects the consolidated financial position of Radiancy as of the respective dates thereof and the consolidated results of Radiancy’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and mailings to PhotoMedex’s stockholders as it relates to the Registration Statement and Proxy Statement, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Closing Radiancy Financials delivered pursuant to the terms of this Agreement will when delivered (i) in all material respects accurately reflect Radiancy’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Closing Radiancy Financials), (iii) fairly present in all material respects the consolidated financial position of Radiancy as of the respective dates thereof and the consolidated results of Radiancy’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and mailings to PhotoMedex’s stockholders as it relates to the Registration Statement and Proxy Statement, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(b) Radiancy has disclosed to PhotoMedex, Radiancy’s outside auditors and the Radiancy Board any material fraud that to Radiancy’s knowledge has arisen that involves management or other employees who have a significant role in Radiancy’s internal controls over financial reporting.

(c) Since January 1, 2008, none of Radiancy, any Radiancy Subsidiary, or any director, officer or employee of Radiancy or any Radiancy Subsidiary, any auditor or accountant of Radiancy or any Radiancy Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Radiancy or any Radiancy Subsidiary or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Radiancy or any Radiancy Subsidiary has engaged in questionable accounting or auditing practices. To Radiancy’s knowledge, since January 1, 2008, no employee and no member of the Radiancy Board nor any attorney representing Radiancy or any Radiancy Subsidiary, whether or not employed by Radiancy or any Radiancy Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by Radiancy, any Radiancy Subsidiary or any of their respective officers, directors, employees or agents or reported written evidence of any such violations to the Radiancy Board or any committee thereof or to any director or executive officer of Radiancy.

(d) None of Radiancy or the Radiancy Subsidiaries have ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8 Absence of Certain Changes.

(a) From January 1, 2011 through the date hereof, except as described in Section 3.8(a) of the Radiancy Disclosure Letter and as expressly contemplated by this Agreement, Radiancy and the Radiancy Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice.

(b) From January 1, 2011 through the date hereof, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Radiancy Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. Neither Radiancy nor any Radiancy Subsidiary is subject to any material liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Radiancy Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in the Radiancy Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Radiancy Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for such liabilities or obligations that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries are in conflict with, or in default or violation of, nor has it received, from January 1, 2008, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of Radiancy or any Radiancy Subsidiary is bound or affected including, without limitation, consumer protection, insurance or securities Laws, or (B) any Radiancy Material Contract, except, in each case, for any deviations from any of the foregoing that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.11 Regulatory Agreements; Permits.

(a) Except as disclosed in Section 3.11(a) of the Radiancy Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Radiancy or any Radiancy Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 3.11(b) of the Radiancy Disclosure Letter, each of Radiancy, the Radiancy Subsidiaries, and each employee of Radiancy or any Radiancy Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with Radiancy or such Radiancy Subsidiary, holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct Radiancy’s or the Radiancy Subsidiaries’ respective business as presently conducted, and to own, lease and operate Radiancy’s or the Radiancy Subsidiaries’ respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain, individually or in conjunction with another, would not reasonably be expected to result in a Radiancy Material Adverse Effect (collectively, the “Radiancy Permits”). Radiancy has made available to PhotoMedex true, correct and complete copies of all material Radiancy Permits. All of Radiancy Permits are in full force and effect, and no suspension or cancellation of any of Radiancy Permits is pending or, to Radiancy’s knowledge, threatened, except, in each case, where the failure of any Radiancy Permits to have been in full force and effect, or the suspension or cancellation of any of Radiancy Permits, would not reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy and the Radiancy Subsidiaries are not in violation in any material respect of the terms of any Radiancy Permit, except for violations which would not reasonably be expected to result in a Radiancy Material Adverse Effect.

(c) To Radiancy’s knowledge, no investigation, review or market conduct examination by any Governmental Authority with respect to Radiancy or any Radiancy Subsidiary is pending or threatened in writing.

3.12 Litigation. Except as disclosed in Section 3.12 of the Radiancy Disclosure Letter, there is no Action pending, or, to the knowledge of Radiancy, threatened against Radiancy, any Radiancy Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Radiancy Material Adverse Effect. There is no Order binding against Radiancy, any Radiancy Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy and the Radiancy Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Radiancy Material Adverse Effect. Except as disclosed in Section 3.12 of the Radiancy Disclosure Letter, there is no material Action that Radiancy or any of the Radiancy Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Radiancy, threatened against Radiancy involving a claim against Radiancy or any Radiancy Subsidiary for false advertising with respect to any of Radiancy’s or any Radiancy Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.13 Restrictions on Business Activities. There is no Order binding upon Radiancy or any of the Radiancy Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of Radiancy or any of the Radiancy Subsidiaries as their businesses are currently conducted, any acquisition of property by Radiancy or any of the Radiancy Subsidiaries, the conduct of business by Radiancy or any of the Radiancy Subsidiaries as currently conducted, or the ability of Radiancy to compete with other parties, except, in each case, for such Orders that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.14 Material Contracts.

(a) Section 3.14(a) of the Radiancy Disclosure Letter sets forth a true, correct and complete list of, and Radiancy has made available to PhotoMedex, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which Radiancy or any Radiancy Subsidiary is a party or by which Radiancy, any Radiancy Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Radiancy Material Contract”) that:

(i) contains covenants that materially limit the ability of Radiancy or any Radiancy Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to Radiancy or any Radiancy Subsidiary upon notice of 60 days or less;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of Radiancy and the Radiancy Subsidiaries, taken as a whole;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by Radiancy or any Radiancy Subsidiary under such contract of more than $100,000 per year;

(vii) with respect to any material acquisition of another Person, pursuant to which Radiancy or any Radiancy Subsidiary has (A) any continuing indemnification obligations in excess of $100,000 or (B) any “earn out” or other contingent payment obligations;

(viii) obligates Radiancy or any Radiancy Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between Radiancy or any Radiancy Subsidiary and any of their respective directors or executive officers that cannot be cancelled by Radiancy (or the applicable Radiancy Subsidiary) within 60 days’ notice without material liability, penalty or premium;

(x) obligates Radiancy or any Radiancy Subsidiary to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture); or

(xi) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of Radiancy or any Radiancy Subsidiary, other than Off-the-Shelf Software Agreements.

(b) Except as disclosed on Section 3.14(b) of the Radiancy Disclosure Letter, with respect to each Radiancy Material Contract: (i) such Radiancy Material Contract is valid and binding and enforceable in all respects against Radiancy or the Radiancy Subsidiary party thereto (subject to Enforceability Exceptions) and, to Radiancy’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of Radiancy Material Contract against Radiancy or such Radiancy Subsidiary and, to Radiancy’s knowledge, the other party thereto; (iii) neither Radiancy nor any Radiancy Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Radiancy or any Radiancy Subsidiary, or permit termination or acceleration by the other party thereto, under such Radiancy Material Contract; (iv) to Radiancy’s knowledge, no other party to such Radiancy Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Radiancy or any of the Radiancy Subsidiaries, under such Radiancy Material Contract, and (v) no other party to such Radiancy Material Contract has notified Radiancy or any Radiancy Subsidiary in writing that it is terminating or considering terminating the handling of its business by Radiancy or any Radiancy Subsidiary or in respect of any particular product, project or service of Radiancy or any Radiancy Subsidiary, or is planning to materially reduce its future business with Radiancy or any Radiancy Subsidiary in any manner except, with respect to each of clauses (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.15 Intellectual Property. Section 3.15(a)(i) of the Radiancy Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by Radiancy or any of the Radiancy Subsidiaries and is material to the business of Radiancy as currently conducted (“Radiancy Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to Radiancy or any of the Radiancy Subsidiaries and is material to the business of Radiancy (“Radiancy Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Radiancy Material Adverse Effect, each of Radiancy and the Radiancy Subsidiaries (x) has all right, title and interest in and to Radiancy Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Radiancy Licensed Intellectual

Property. Except as set forth in Section 3.15(a)(ii) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person, and, except as set forth in Section 3.15(a)(iii) of the Radiancy Disclosure Letter, to the knowledge of Radiancy, there is no valid basis for any such allegation. Except as set forth in Section 3.15(a)(iv) of the Radiancy Disclosure Letter, to Radiancy’s knowledge neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter Radiancy’s or any Radiancy Subsidiary’s rights to any Radiancy Intellectual Property or Radiancy Licensed Intellectual Property. To Radiancy’s knowledge, all of Radiancy Intellectual Property and the license rights to the Radiancy Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to Radiancy’s knowledge, threatened that challenges the rights of Radiancy or any of the Radiancy Subsidiaries in any material respect of any Radiancy Intellectual Property or Radiancy Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Radiancy Intellectual Property and the Radiancy Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to Radiancy or the Radiancy Subsidiaries and used in or necessary for the operation by Radiancy and the Radiancy Subsidiaries of their respective businesses as currently conducted. Neither Radiancy nor any of the Radiancy Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Radiancy Licensed Intellectual Property, except for such breaches and defaults which would not reasonably be expected to result in a Radiancy Material Adverse Effect.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Radiancy Disclosure Letter lists, with respect to Radiancy and the Radiancy Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) material loans from Radiancy to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Radiancy Benefit Plans”). The term Radiancy Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with Radiancy and the Radiancy Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Radiancy ERISA Affiliate”) may have any liability.

(b) Other than as would not reasonably be expected to result in a Radiancy Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Radiancy or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Radiancy Benefit Plan, (ii) each Radiancy Benefit Plan has been administered in material accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) Radiancy and each Radiancy ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of Radiancy Benefit Plans that are subject to Title IV of ERISA, and (iv) all contributions and premiums required to be made by Radiancy or any Radiancy ERISA Affiliate to any Radiancy Benefit Plan have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or to the knowledge of Radiancy is threatened, against or with respect to any such Radiancy Benefit Plan, including any audit or inquiry by the IRS, the DOL or other Governmental Authority (other than as would not reasonably be expected to result in a Radiancy Material Adverse Effect). Each Radiancy Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005. Each Radiancy Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS upon which the sponsor of such Radiancy Benefit Plan is entitled to rely, has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable advisory or opinion letter, and neither Radiancy and nor any Radiancy Subsidiary is aware of any circumstances that could result in revocation of any such favorable determination letter or the loss of the qualification of such Radiancy Benefit Plan under Section 401(a) of the Code.

(c) Except as set forth in Section 3.16(c) of the Radiancy Disclosure Letter or as otherwise provided in this Agreement, any ancillary agreement related hereto or as provided by applicable Law, with respect to Radiancy Benefit Plans, the consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which Radiancy is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of Radiancy or any of the Radiancy Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of Radiancy or any of the Radiancy Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of Radiancy, or increase the amount of compensation due any such employee, director or consultant.

(d) Except as set forth in Section 3.16(d) of the Radiancy Disclosure Letter, none of Radiancy Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(e) No Radiancy Benefit Plan maintained by Radiancy or any of the Radiancy Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of Radiancy or any of the Radiancy Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(f) Neither Radiancy nor any Radiancy ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(g) Except as set forth in Section 3.16(g) of the Radiancy Disclosure Letter, no Radiancy Benefit Plan is maintained outside the jurisdiction of the United States (any such Radiancy Benefit Plan set forth in Section 3.16(g) of the Radiancy Disclosure Letter, “Radiancy Foreign Benefit Plans”). All Radiancy Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Radiancy Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Radiancy Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable Radiancy or Radiancy Subsidiary entity.

3.17 Taxes and Returns.

(a) Except as set forth in Section 3.17(a) of the Radiancy Disclosure Letter, Radiancy has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns and reports required to be filed by it and the Radiancy Subsidiaries (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Radiancy Financials have been established.

(b) Section 3.17(b) of the Radiancy Disclosure Letter sets forth each jurisdiction where Radiancy and each Radiancy Subsidiary files or is required to file a Tax Return.

(c) To the knowledge of Radiancy, neither Radiancy nor any of the Radiancy Subsidiaries is being audited by any Tax authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) Except as set forth in Section 3.17(d) of the Radiancy Disclosure Letter, there are no material claims, assessments, audits, examinations, investigations or other proceedings pending against Radiancy or any of the Radiancy Subsidiaries in respect of any Tax, and neither Radiancy or any of the Radiancy Subsidiaries has been notified in writing of any proposed Tax claims or assessments against Radiancy or any of the Radiancy Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Radiancy Financials have been established or are immaterial in amount).

(e) There are no material liens with respect to any Taxes upon any of Radiancy’s or Radiancy Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Radiancy Financials have been established.

(f) Except as set forth in Section 3.17(f) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Radiancy or any of the Radiancy Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Except as set forth in Section 3.17(g) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Neither Radiancy nor any of the Radiancy Subsidiaries has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Neither Radiancy nor any of the Radiancy Subsidiaries has any material liability or material potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither Radiancy nor any of the Radiancy Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on Radiancy or any Radiancy Subsidiary with respect to any period following the Closing Date.

(k) Neither Radiancy nor any of the Radiancy Subsidiaries has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) Additional Israeli Tax Matters.

(i) Tax-Free Reorganization Restrictions. Neither Radiancy nor any Radiancy Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance (the “ITO”).

(ii) Residence. Radiancy is not controlled and managed from the State of Israel and is not, and has not been, otherwise a resident of the State of Israel and the fair market value of the assets of Radiancy held, directly or indirectly, outside of the State of Israel constitute a majority of the fair market value of Radiancy.

3.18 Finders and Investment Bankers. Except as set forth in Section 3.18 of the Radiancy Disclosure Letter, Radiancy has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Radiancy or any Radiancy Subsidiary.

3.19 Title to Properties; Assets.

(a) Section 3.19(a)(i) of the Radiancy Disclosure Letter contains a correct and complete list of all real property and interests in real property leased or subleased by or for the benefit of Radiancy or any of the Radiancy Subsidiaries from or to any Person (collectively, the “Radiancy Real Property”). The list set forth in Section 3.19(a)(i) of the Radiancy Disclosure Letter contains, with respect to each of the Radiancy Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which Radiancy or any of the Radiancy Subsidiaries is a party or by which Radiancy or any of the Radiancy Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Radiancy Leases”), the terms of which have been complied with by Radiancy and any Radiancy Subsidiary, except for any non-compliances as would not reasonably be expected to result in a Radiancy Material Adverse Effect. The Radiancy Real Property set forth in Section 3.19(a)(i) of the Radiancy Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of Radiancy and the Radiancy Subsidiaries. Radiancy does not own any real property. Except as set forth on Section 3.19(a)(ii) of the Radiancy Disclosure Letter, Radiancy or a Radiancy Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) A true, correct, complete and full execution copy of each Radiancy Lease set forth in Section 3.19(a)(i) of the Radiancy Disclosure Letter has been provided to PhotoMedex. Except as set forth in Section 3.19(b)(i) of the Radiancy Disclosure Letter, Radiancy or Radiancy Subsidiary’s interests in each of the Radiancy Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Radiancy Leases is in full force and effect and, as of the Effective Time, Radiancy or Radiancy Subsidiary’s interests in each of the Radiancy Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Radiancy Leases is in full force and effect. Except as set forth in Section 3.19(b)(ii) of the Radiancy Disclosure Letter, neither Radiancy nor any of the Radiancy Subsidiaries nor, to the knowledge of Radiancy, any other party to any Radiancy Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Radiancy Leases, except for any breaches or defaults which would not reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy and the Radiancy Subsidiaries enjoy peaceful and undisturbed possession under all such Radiancy Leases and have not received notice of any material default, delinquency or breach on the part of Radiancy or any Radiancy Subsidiary.

3.20 Employee Matters.

(a) There are no material Actions pending or, to the knowledge of Radiancy, threatened involving Radiancy or any Radiancy Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To Radiancy’s knowledge, since January 1, 2008, there has been: (i) no labor union organizing or attempting to organize any employee of Radiancy or any of the Radiancy Subsidiaries into one or more collective bargaining units with respect to their employment with Radiancy or any of the Radiancy Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Radiancy or any of the Radiancy Subsidiaries pending with respect to their employment with Radiancy or any of the Radiancy Subsidiaries or threatened against Radiancy or any of the Radiancy Subsidiaries. Neither Radiancy nor any of the Radiancy Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of Radiancy or any of the Radiancy Subsidiaries and no such agreement is currently being negotiated.

(b) Except as set forth on Section 3.20(b) of the Radiancy Disclosure Letter, Radiancy and the Radiancy Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against Radiancy or any of the Radiancy Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and except for any non-compliances or liabilities which not reasonably be expected to result in a Radiancy Material Adverse Effect. Except as would not reasonably be expected to result in a Radiancy Material Adverse Effect, there are no Actions pending or, to the knowledge of Radiancy, threatened against Radiancy or any Radiancy Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.21 Environmental Matters. Except as set forth in Section 3.21 of the Radiancy Disclosure Letter or as would not reasonably be expected to result in a Radiancy Material Adverse Effect:

(a) Neither Radiancy nor any of the Radiancy Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither Radiancy nor any of the Radiancy Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law.

(b) Radiancy and the Radiancy Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c) Neither Radiancy nor any of the Radiancy Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d) Each of Radiancy and the Radiancy Subsidiaries holds and is in compliance in all material respects with all Radiancy Permits required to conduct its business and operations under all applicable Environmental Laws.

3.22 Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of Radiancy or any Radiancy Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of Radiancy or any Radiancy Subsidiary or such Person’s employment with Radiancy or any Radiancy Subsidiary, (v) as set forth in Section 3.22 of the Radiancy Disclosure Letter, or (vi) as stated in the Radiancy Financials, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between Radiancy or any of the Radiancy Subsidiaries, on the one hand, and, on the other hand, any (y) present manager, officer or director of either Radiancy or any of the Radiancy Subsidiaries or (z) record or beneficial owner of more than 5% of the outstanding Radiancy Common Stock as of the date hereof (each, a “Radiancy Affiliate Transaction”).

3.23 Insurance. Section 3.23 of the Radiancy Disclosure Letter sets forth a correct and complete list of all material insurance policies issued in favor of Radiancy or any Radiancy Subsidiary, or pursuant to which Radiancy, any Radiancy Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither Radiancy nor any Radiancy Subsidiary is in any material respect, in breach of or default under, and neither Radiancy nor any Radiancy Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

3.24 Books and Records. All of the financial books and records of Radiancy and the Radiancy Subsidiaries are complete and accurate in all material respects and, since January 1, 2008, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of Radiancy and/or the Radiancy Subsidiaries, in accordance with GAAP (the “Radiancy Accounts Receivable”) arose in the ordinary course of business and represent valid obligations to Radiancy and/ or the Radiancy Subsidiaries arising from their respective businesses. To Radiancy’s knowledge, none of the Radiancy Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Radiancy Financials.

3.26 Inventory. Except as would not reasonably be expected to result in a Radiancy Material Adverse Effect, the inventory of Radiancy and the Radiancy Subsidiaries (a) is of good quality, (b) is usable and saleable in the ordinary course for the purposes for which it was intended and merchantable and fit for the purpose for which it was procured or manufactured (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Radiancy Financials), (c) meets applicable manufacturing specifications, requirements of applicable Law, and Radiancy and the Radiancy Subsidiaries customers’ policies on shelf life and “sell by dates” in all material respects, and (d) is not spoiled, damaged or contaminated (except for allowances for obsolete or excess inventory consistent with past practice or as otherwise reflected in the Radiancy Financials).

3.27 FDA. As to each product or service subject to the jurisdiction of the FDA under the FDCA that is manufactured, packaged, labeled, tested, distributed, sold, rendered and/or marketed by Radiancy or any of the Radiancy Subsidiaries (each such product, a “Radiancy Product”), such Radiancy Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Radiancy or the Radiancy Subsidiaries in compliance with all applicable requirements under FDCA and similar Laws, rules and regulations (including, without limitation, the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States and respective counterpart Laws promulgated by any Governmental Authority outside the United States) relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not reasonably be expected to result in a Radiancy Material Adverse Effect. There is no pending, completed or, to Radiancy’s knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against Radiancy or any of the Radiancy Subsidiaries, and none of Radiancy or any of the Radiancy Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Radiancy Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Radiancy Product, (iii) imposes a clinical hold on any clinical investigation by Radiancy or any of the Radiancy Subsidiaries, (iv) enjoins production at any facility of Radiancy or any of the Radiancy Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with Radiancy or any of the Radiancy Subsidiaries, or (vi) otherwise alleges any violation of any Laws, rules or regulations by Radiancy or any of the Radiancy Subsidiaries, and which, with respect to clauses (i) through (vi), either individually or in the aggregate, would reasonably be expected to result in a Radiancy Material Adverse Effect. The properties, business and operations of Radiancy and the Radiancy Subsidiaries have been and are being conducted in all material respects in accordance with all applicable rules and regulations of the FDA, except for any non-compliances as would not reasonably be expected to result in a Radiancy Material Adverse Effect. Except as would not reasonably be expected to result in a Radiancy Material Adverse Effect. Radiancy has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use of any product proposed to be developed, produced or marketed by Radiancy or the Radiancy Subsidiaries nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by Radiancy or the Radiancy Subsidiaries. Since January 1, 2008, no Radiancy Product nor any manufacturing site manufacturing Radiancy Products has been subject to a FDA shutdown or import or export prohibition, nor has Radiancy received any FDA Form 483 notice of inspectional observations, “warning letters”, “untitled warning letters” or written requests to make changes to the operations of Radiancy or any Radiancy Subsidiary business or any Radiancy Product or similar correspondence or written notice from the FDA in respect of Radiancy’ or the Radiancy Subsidiaries’ business and alleging or asserting noncompliance with applicable Law that, if not complied with, would reasonably be expected to result in a Radiancy Material Adverse Effect Since January 1, 2008, no vigilance reports or medical device reports with respect to Radiancy Products have been reported by Radiancy and/ or any Radiancy Subsidiary and, to the knowledge of Radiancy, no vigilance report or medical device report is under investigation by any Governmental Authority with respect to any Radiancy Product. Radiancy and each Radiancy Subsidiary is in compliance in all material respects with all certifications currently held by PhotoMedex and/ or any Radiancy Subsidiary governing quality systems and manufacturing processes. To Radiancy’ knowledge, any third party assembler, sterilizer or manufacturer of Radiancy Products is in compliance in all material respects with all applicable Law

3.28 Investment Company Act. Radiancy is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.29 Information Supplied. None of the information relating to Radiancy or any Radiancy Subsidiary which is supplied or to be supplied by Radiancy or any Radiancy Subsidiary expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to PhotoMedex’s stockholders with respect to the Registration Statement and the Proxy Statement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Radiancy and/or any Radiancy Subsidiary or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by Radiancy in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Radiancy and/or any Radiancy Subsidiary or that is included in Ancillary Public Disclosures). Notwithstanding the foregoing, Radiancy makes no representation, warranty or covenant with respect to any information supplied by PhotoMedex or any PhotoMedex Subsidiary for inclusion in any such filings with the SEC, mailings to PhotoMedex’s stockholders or the Radiancy Stockholders or Ancillary Public Disclosures. Radiancy has delivered or provided access to PhotoMedex all material information, documents and instruments necessary in order for PhotoMedex to conduct its due diligence with respect to the representations and warranties in this Article III.

3.30 No Additional Representations. Radiancy acknowledges that neither PhotoMedex, Merger Sub and/or their respective officers, managers, directors, members or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding PhotoMedex and/or Merger Sub furnished or made available to Radiancy and any of its representatives, in each case except as expressly set forth in Article II or in any of the documents or instruments referred to herein, including any exhibits attached hereto and the PhotoMedex Disclosure Letter.

ARTICLE IV

COVENANTS

4.1 Conduct of Business of PhotoMedex, Radiancy and Subsidiaries.

(a) Unless the other Parties hereto shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from July 4, 2011 and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the PhotoMedex Disclosure Letter with respect to PhotoMedex or the PhotoMedex Subsidiaries or Section 4.1 of the Radiancy Disclosure Letter with respect to Radiancy or the Radiancy Subsidiaries, respectively, (i) PhotoMedex, the PhotoMedex Subsidiaries, Radiancy and the Radiancy Subsidiaries shall use commercially reasonable efforts to conduct their respective business, in all material respects in the ordinary course of business consistent with past practice and (ii) PhotoMedex and Radiancy shall each use its respective commercially reasonable efforts consistent with the foregoing to maintain and preserve substantially intact its respective business organization, assets and properties, to keep available the services of its respective, and with respect to PhotoMedex, the PhotoMedex Subsidiaries’ respective, and with respect to Radiancy, the Radiancy Subsidiaries’ respective, directors, officers and employees, and to preserve substantially intact existing relationships with all Persons with whom it, and with respect to PhotoMedex, the PhotoMedex Subsidiaries, and with respect to Radiancy, the Radiancy Subsidiaries, do significant business, all as consistent with past practice.

(b) Without limiting the generality of the foregoing clause (a), during the Executory Period, none of PhotoMedex, any of the PhotoMedex Subsidiaries, Radiancy, or any Radiancy Subsidiary will (except (i) in the ordinary course of business consistent with past practice, (ii) as required by Law, (iii) as expressly contemplated or permitted by the terms of this Agreement or (iv) as set forth in Section 4.1 of the PhotoMedex Disclosure Letter with respect to PhotoMedex or the PhotoMedex Subsidiaries or Section 4.1 of the Radiancy Disclosure Letter with respect to Radiancy or the Radiancy Subsidiaries, respectively), without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, waive or otherwise change, in any respect, any of its respective Charter Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its capital stock or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its capital stock or other securities or equity interests, including any securities convertible into or exchangeable for any of its capital stock or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such capital stock or other securities or equity interests;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests (except for the Repurchase Transaction);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person;

(v) increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2011 or 2012, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any PhotoMedex Benefit Plan or Radiancy Benefit Plan, as the case may be, with, for or in respect of any current consultant, officer, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any PhotoMedex Benefit Plan, PhotoMedex Foreign Benefit Plan, Radiancy Benefit Plan or Radiancy Foreign Benefit Plan, as the case may be;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person (other than PhotoMedex, Radiancy or any of their respective Subsidiaries) or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material PhotoMedex Intellectual Property, material PhotoMedex Licensed Intellectual Property, material Radiancy Intellectual Property or material Radiancy Licensed Intellectual Property, as the case may be, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) terminate or waive or assign any material right under any PhotoMedex Material Contract, PhotoMedex Lease, Radiancy Material Contract or Radiancy Lease, as the case may be, or enter into any contract (A) involving amounts potentially exceeding $100,000 per year, (B) that would be a PhotoMedex Material Contract or Radiancy Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of PhotoMedex, the PhotoMedex Subsidiaries, Radiancy, the Radiancy Subsidiaries, as the case may be, in an amount and scope of coverage as is comparable to that which is currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by PhotoMedex’s or Radiancy’s outside auditors, as the case may be, and except as required by any Governmental Authority (including, without limitation, the Financial Accounting Standards Board or any similar organization) or change in applicable Law or, in the case of PhotoMedex, as required by Regulation S-K;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by a Party) not in excess of $100,000 in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the PhotoMedex Financials or Radiancy Financials, as applicable;

(xiv) close or materially reduce any activities, or effect any material layoff or other material personnel reduction or change, at any facility;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures in excess of $100,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate other than pursuant to the terms of a PhotoMedex Material Contract, PhotoMedex Lease, PhotoMedex Benefit Plan, Radiancy Material Contract, Radiancy Lease or Radiancy Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of a material portion of its properties, assets or rights other than the sale of inventory in the ordinary course of business;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of PhotoMedex, the PhotoMedex Subsidiaries, Radiancy or the Radiancy Subsidiaries, as the case may be, other than the Voting and Support Agreements (as defined herein) entered into, as of the date hereof, by and among PhotoMedex and certain stockholders of Radiancy, on the one hand, and by and among Radiancy and certain stockholders of PhotoMedex, on the other hand;

(xxi) take any action in violation of this Agreement that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any PhotoMedex Affiliate Transaction or Radiancy Affiliate Transaction; or

(xxiii) authorize or agree to do any of the foregoing actions.

For purposes of this Agreement, “Charter Documents” means any of PhotoMedex Organization Documents, PhotoMedex Subsidiary Organization Documents, Radiancy Organization Documents, or Radiancy Subsidiary Organization Documents.

4.2 Access and Information; Confidentiality.

(a) Between the date of this Agreement and the Closing, each of PhotoMedex and the PhotoMedex Subsidiaries, on the one hand, and Radiancy and the Radiancy Subsidiaries, on the other hand, shall give, and shall direct its accountants and legal counsel to give, Radiancy and the Radiancy Subsidiaries, on the one hand, and PhotoMedex and the PhotoMedex Subsidiaries, on the other hand, respectively, and its respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the other Parties), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such Party and its subsidiaries, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of such Party providing such information; provided further that in no event shall a Party have access to any information that (x) based on advice of counsel, disclosure of such information (A) would violate applicable Laws, including U.S. Antitrust Laws, or (B) violate any obligation of such other Party with respect to confidentiality so long as, with respect to confidentiality, such party has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality, or (y) in the reasonable judgment of the other Party, could result in the disclosure of any trade secrets of third parties and, in each such case, such Party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by any Party hereto pursuant to this Section 4.2(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(b) All information obtained by PhotoMedex or any PhotoMedex Subsidiary, on the one hand, and Radiancy or any Radiancy Subsidiary, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the reciprocal Confidentiality and Non-Use Agreements, dated March 23, 2011, by and between Radiancy and PhotoMedex (the “Confidentiality Agreements”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the Merger are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the Merger other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Merger, and in the case of clause (iii), in accordance with and subject the terms and conditions of the Confidentiality Agreements.

4.3 No Solicitation; No Change in Recommendation.

(a) For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions expressly contemplated by this Agreement, including the Merger) any inquiry, proposal, offer, plan, arrangement or any other indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, reclassification, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions, involving (i) any of PhotoMedex and/or the PhotoMedex Subsidiaries, on the one hand, and any third Person, on the other hand, or any acquisition, purchase, sale, lease, license, exchange, transfer or other acquisition or disposition involving twenty percent (20%) or more of PhotoMedex’s and/or the PhotoMedex Subsidiaries’ assets or business, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of PhotoMedex, or (ii) any of Radiancy and/or the Radiancy Subsidiaries, on the one hand, and any third Person, on the other hand, or any acquisition, purchase, sale, lease, license, exchange, transfer or other acquisition or disposition involving twenty percent (20%) or more of Radiancy’s and/or the Radiancy Subsidiaries’ assets or business, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Radiancy.

(b) Subject to the other provisions of this Section 4.3, during the Executory Period neither PhotoMedex nor any PhotoMedex Subsidiary, on the one hand, nor Radiancy or any Radiancy Subsidiary, on the other hand, shall, directly or indirectly, authorize or permit any of its respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding PhotoMedex or any PhotoMedex Subsidiary, on the one hand, or Radiancy or any Radiancy Subsidiary, on the other hand, to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) withdraw or propose publicly to withdraw the approval of this Agreement or the Merger or the PhotoMedex Board’s, the Merger Sub Board’s or the Radiancy Board’s (or any respective committees of any of such Boards), respective recommendation that holders of such Party’s voting equity securities adopt this Agreement (with respect to PhotoMedex, such recommendation being the “PhotoMedex Board Recommendation”, and with respect to Radiancy, such recommendation being the “Radiancy Board Recommendation”), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) agree to do any of the foregoing; provided, however, that prior to the meeting of the PhotoMedex Stockholders or the meeting of the Radiancy Stockholders, each as contemplated by Section 5.5 hereof, as the case may be, this Section 4.3(b) shall not prohibit PhotoMedex or Radiancy, as the case may be, from furnishing nonpublic information regarding PhotoMedex or Radiancy, as applicable, to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or could reasonably be expected to result in the submission by such Person to PhotoMedex or Radiancy, as applicable, of a Superior Proposal if: (1) neither PhotoMedex or Radiancy, as the case may be, nor any of their Representatives or their Subsidiaries’ Representatives shall have breached any of the provisions of this Section 4.3, (2) the PhotoMedex Board or the Radiancy Board, as the case may be, determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the PhotoMedex Board or the Radiancy Board, as the case may be, to the stockholders of PhotoMedex or Radiancy, as the case may be, under applicable Law, (3) PhotoMedex or Radiancy, as the case may be, receives from such Person an executed confidentiality agreement containing provisions (including non-disclosure provisions) that are at least as favorable to PhotoMedex or Radiancy, as the case may be, as the provisions contained in the Confidentiality Agreements, and (4) PhotoMedex or Radiancy, as the case may be, shall provide the other with notice and information as are required to be provided by it pursuant to Section 4.3(c) hereof. Without limiting the foregoing, each of PhotoMedex and Radiancy agrees that it shall be responsible for the actions of its and the PhotoMedex Subsidiaries’ Representatives or the Radiancy Subsidiaries’ Representatives, as the case may be, that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Person. PhotoMedex and Radiancy shall promptly inform their respective Representatives and PhotoMedex Subsidiaries’ Representatives and Radiancy Subsidiaries’ Representatives, as the case may be, of the obligations undertaken in this Section 4.3.

(c) Each of PhotoMedex and Radiancy shall notify the other hereto as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by PhotoMedex, the PhotoMedex Subsidiaries or any of their respective Representatives, on one hand, or Radiancy, the Radiancy Subsidiaries or any of their respective Representatives, on the other hand, of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to PhotoMedex or any PhotoMedex Subsidiary or Radiancy or any Radiancy Subsidiary, as applicable, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. PhotoMedex or Radiancy, as applicable, shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Executory Period, PhotoMedex and Radiancy shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall direct, and use their respective reasonable best efforts to cause, PhotoMedex’s Representatives, the PhotoMedex Subsidiaries and their respective Representatives, on one hand, and Radiancy’s Representatives, the Radiancy Subsidiaries and their respective Representatives, on the other hand, to cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything in this Section 4.3 to the contrary, at any time prior to the time that the PhotoMedex Stockholder Approval is obtained, if PhotoMedex receives a bona fide Acquisition Proposal which the PhotoMedex Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal that was made after the date hereof and that did not result from a breach of this Section 4.3 by PhotoMedex, the PhotoMedex Board may, if it determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the PhotoMedex Board to its stockholders under applicable Law, the PhotoMedex Board may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Radiancy, the approval or recommendation by such board or committee of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the effectuation of the Merger (a “PhotoMedex Change of Board Recommendation”), and approve or recommend such Superior Proposal; provided, however, that PhotoMedex shall not be entitled to exercise its right to make a PhotoMedex Change of Board Recommendation pursuant to this sentence unless PhotoMedex has: (A) provided Radiancy five (5) Business Days’ prior written notice (such notice, a “PhotoMedex Notice of Superior Proposal”), which notice shall not be deemed to be a PhotoMedex Change of Board Recommendation, advising Radiancy that the PhotoMedex Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the PhotoMedex Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new PhotoMedex Notice of Superior Proposal and a new three (3) Business Day period), (B) during the applicable notice period, if requested by Radiancy, engaged in good faith negotiations with Radiancy to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Radiancy following a PhotoMedex Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

(e) Notwithstanding anything in this Section 4.3 to the contrary, at any prior to the time that the Radiancy Stockholder Approval is obtained, if Radiancy receives a bona fide Acquisition Proposal which the Radiancy Board concludes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal that was made after the date hereof and that did not result from a breach of this Section 4.3 by Radiancy, the Radiancy Board may, if it determines in good faith and after consultation with outside legal counsel that, in light of such Superior Proposal, not taking such action would be inconsistent with the fiduciary duties of the Radiancy Board to its stockholders under applicable Law, the Radiancy Board may withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to PhotoMedex, the approval or recommendation by such board or committee of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the effectuation of the Merger (a “Radiancy Change of Board Recommendation”), and approve or recommend such Superior Proposal; provided, however, that Radiancy shall not be entitled to exercise its right to make a Radiancy Change of Board Recommendation pursuant to this sentence unless Radiancy has: (A) provided PhotoMedex five (5) Business Days’ prior written notice (such notice, a “Radiancy Notice of Superior Proposal”), which notice shall not be deemed to be a Radiancy Change of Board Recommendation, advising PhotoMedex that the Radiancy Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Radiancy Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Radiancy Notice of Superior Proposal and a new three (3) Business Day period), (B) during the applicable notice period, if requested by PhotoMedex, engaged in good faith negotiations with PhotoMedex to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of the applicable notice period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by PhotoMedex following a Radiancy Notice of Superior Proposal, as a result of the negotiations required by clause (A) or otherwise).

(f) Nothing in this Section 4.3 shall be deemed to prohibit PhotoMedex from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the PhotoMedex Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by PhotoMedex that merely describes PhotoMedex’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that PhotoMedex is discussing or evaluating such Acquisition Proposal, or any “stop, look and listen” communication by the PhotoMedex Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to PhotoMedex’s Stockholders, shall not constitute a PhotoMedex Change of Board Recommendation.

(g) For the purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) on terms which the PhotoMedex Board or Radiancy Board, as applicable, has determined in its good faith judgment are more favorable to the stockholders of PhotoMedex or Radiancy, as applicable, if consummated in accordance with its terms from a financial point of view than the transactions contemplated by this Agreement, after consultation with its respective legal counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, conditions to consummation, timing and other aspects of such proposal and this Agreement (taking into account any modifications to this Agreement that the other Party proposes to make), and taking into account the identity of the Person making such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal; provided, however, that for purposes of this definition, the references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”

4.4 Payment to Perseus.

(a) Contemporaneously with the Closing (or at such other time and upon such terms and conditions as may be mutually agreed upon by the Parties), Radiancy agrees to provide, from its available cash, to PhotoMedex an aggregate amount as shall be sufficient to allow PhotoMedex to satisfy in full its payment obligation under that certain Repurchase Right Agreement, dated as of May 27, 2011 (the “Repurchase Right Agreement”), by and between PhotoMedex and Perseus Partners VII, L.P. (“Perseus”). The Parties hereby agree that any payments to be made pursuant to this Section 4.4 may be made by Radiancy, in its sole discretion, directly to Perseus.

(b) The payment described in Section 4.4(a) above shall exclusively be used to satisfy the obligations of PhotoMedex to Perseus in accordance with the terms of the Repurchase Right Agreement and the satisfaction of the foregoing obligations to Perseus (the “Repurchase Transaction”) shall be a condition to the Closing of this Agreement.

4.5 Disclosure Updates.

(a) PhotoMedex and Radiancy shall each have, upon written notice to the other Party hereto (a “New Disclosure Notice”), the right at any time after the date of this Agreement, until that date which is two Business Days prior to the Closing Date, to amend the PhotoMedex Disclosure Letter or Radiancy Disclosure Letter, as the case may be, to reflect any new disclosure information not set forth in such letter as of the date of this Agreement; provided, that any such new disclosure information does not reflect facts, circumstances or events that would reasonably be expected to result in a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect, as the case may be. In the event that any such new disclosure information reflects facts, circumstances or events that would reasonably be expected to result in a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect, as the case may be, a Party may notify the other Party in writing of its election to reject the inclusion of such new disclosure information in the applicable disclosure letter within two (2) Business Days of receipt of the New Disclosure Notice (a “Disclosure Rejection Notice”), in which case such new disclosure information shall not be included in the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be. Failure by a Party to reject such new disclosure information within such two (2) Business Day period shall be deemed an acceptance by a Party of such new disclosure information in the PhotoMedex Disclosure Letter or Radiancy Disclosure Letter, as the case may be.

(b) Notwithstanding the provisions of Section 4.5(a) above, no new disclosure information contained in a New Disclosure Notice shall be deemed to cure any breach of any representation or warranty made in this Agreement, provided, however, that any update of information in the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be, shall not be deemed to be a breach of any representation or warranty for any purpose under this Agreement so long as such update reflects actions which are permitted to be taken pursuant to Section 4.1 of this Agreement.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification of Certain Matters. Radiancy, on one hand, and each of PhotoMedex and Merger Sub, on the other hand, shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs during the Executory Period: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third Person alleging that the Consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of any of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of PhotoMedex or Radiancy, as applicable, any officer, director or partner, in his or her capacity as such, of PhotoMedex or Radiancy, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any Party hereto pursuant to this Section 5.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

5.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the expiration of the Executory Period, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b) Radiancy, on the one hand, and each of PhotoMedex and Merger Sub, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences; (iv) in the event one Party is prohibited from participating in or attending any meetings or conferences, the other Party shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private Person challenging any of the transactions contemplated hereby as violative of any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Radiancy, PhotoMedex and Merger Sub shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d) For purposes of Section 5.2(c), “commercially reasonable efforts” shall not include nor require any Party or any of its Subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect (after giving effect to the Merger), as the case may be, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a PhotoMedex Material Adverse Effect or a Radiancy Material Adverse Effect (after giving effect to the Merger), as the case may be. Notwithstanding anything herein to the contrary, neither PhotoMedex, Radiancy, nor any of their respective Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Company following the consummation of the Merger without the prior written consent of the other Parties.

(e) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Merger or any other transaction contemplated by this Agreement, or any other ancillary agreement contemplated hereby, each of Radiancy, PhotoMedex and Merger Sub shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Prior to the expiration of the Executory Period, Radiancy shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any Radiancy Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby. Prior to the expiration of the Executory Period, PhotoMedex shall use its commercially reasonable efforts to obtain any Consents of third Persons with respect to any PhotoMedex Material Contract as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

(g) Notwithstanding anything herein to the contrary, neither Radiancy nor PhotoMedex shall be required to agree to any commercially unreasonable consent fee, term, condition or modification with respect to obtaining any Consents or Requisite Regulatory Approvals in connection with the Merger and consummation of the transactions contemplated by this Agreement.

5.3 Public Announcements. Radiancy, PhotoMedex and Merger Sub agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either Radiancy or PhotoMedex may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Radiancy or PhotoMedex in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

5.4 Regulatory Matters.

(a) Registration Statement and Joint Proxy Statement. PhotoMedex and Radiancy shall cooperate with each other in connection with the preparation and filing with the SEC of a Form S-4, and amendments thereto, to register the Merger Consideration (the “Registration Statement”), in which Registration Statement a joint proxy statement will be included as a prospectus (the “Proxy Statement”). PhotoMedex shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable, and each of PhotoMedex and Radiancy shall thereafter mail or deliver the Proxy Statement to the PhotoMedex stockholders and the Radiancy stockholders, respectively. PhotoMedex shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Radiancy shall furnish all information concerning Radiancy and the holders of Radiancy Common Stock as may be reasonably requested in connection with the foregoing actions. Each of Radiancy, PhotoMedex and Merger Sub shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement and/or the Registration Statement received from the SEC. Each party shall also advise the other party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, or the suspensions of the qualification of the PhotoMedex Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Proxy Statement and the Registration Statement prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Radiancy or PhotoMedex has knowledge of any information relating to Radiancy, PhotoMedex or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of PhotoMedex. The Employee Options will be registered pursuant to a registration statement on Form S-8, which PhotoMedex will file with the SEC prior to the Closing.

(b) Each of Radiancy and PhotoMedex shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Radiancy, PhotoMedex or any of their respective Subsidiaries to any Governmental Authority, including, without limitation, FINRA, in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each of Radiancy and PhotoMedex shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

5.5 PhotoMedex Stockholders’ Meeting; Radiancy Stockholders’ Meeting.

(a) PhotoMedex shall take all action necessary in accordance with applicable Law and the PhotoMedex Organization Documents to (i) call, give notice of, convene and hold a meeting of the stockholders of PhotoMedex to consider and vote on a proposal to adopt and approve the issuance of the Merger Consideration, the Warrants, and the consummation of the Merger and transactions contemplated by this Agreement and (ii) to hold such meeting of the stockholders of PhotoMedex (on a date selected by PhotoMedex in consultation with Radiancy) as promptly as practicable after mailing of the Proxy Statement.

(b) Subject to the provisions of Section 4.3 hereof, the PhotoMedex Board shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval of the issuance of the Merger Consideration and the Warrants, and the consummation of the Merger and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

(c) Radiancy shall take all action necessary in accordance with applicable Law and the Radiancy Organization Documents to (i) call, give notice of, convene and hold a meeting of the Radiancy Stockholders to consider and vote on a proposal to adopt and approve the consummation of the Merger and transactions contemplated by this Agreement and (ii) to hold such meeting of the stockholders of Radiancy (on a date selected by Radiancy in consultation with PhotoMedex) as promptly as practicable after mailing of the Proxy Statement.

(d) Subject to the provisions of Section 4.3 hereof, the Radiancy Board shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval of the consummation of the Merger and transactions contemplated by this Agreement and (ii) take all other action necessary or advisable to secure such approval.

5.6 Reservation of PhotoMedex Common Stock. PhotoMedex hereby agrees that at or prior to Closing there shall be, or PhotoMedex shall cause to be, reserved for issuance and/or delivery, such number of shares of PhotoMedex Common Stock as shall be required for issuance of the Merger Consideration and the Warrants. So long as any Warrant remains issued and outstanding, PhotoMedex shall reserve for issuance and/or delivery, such number of shares of PhotoMedex Common Stock as shall be required upon the exercise of such Warrants.

5.7 Other Actions. Notwithstanding anything to the contrary in Section 5.4, as promptly as practicable after the Closing, PhotoMedex shall prepare a Current Report on Form 8-K announcing the Closing (“Closing Filing”), which Radiancy shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing, Radiancy and PhotoMedex shall mutually agree on and issue a press release announcing the consummation of the Merger (“Closing Press Release”). As promptly as practicable after the Closing, PhotoMedex shall distribute the Closing Press Release and shall file the Closing Filing with the SEC.

5.8 Required Information. In connection with the preparation of the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of Radiancy, Merger Sub and/or PhotoMedex to any Government Authority, FINRA or other third Person in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, PhotoMedex, Radiancy and Merger Sub each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other report, statement, filing, notice or application made by or on behalf of PhotoMedex, Radiancy or Merger Sub to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby.

5.9 Amended and Restated Articles of Incorporation of PhotoMedex. Prior to the Closing, the PhotoMedex Stockholders shall have adopted the Amended and Restated Articles of Incorporation and PhotoMedex shall file the Amended and Restated Articles of Incorporation, substantially in the form set forth in Exhibit 5.9 attached hereto, with the Secretary of State of the State of Nevada following approval of such Amended and Restated Articles of Incorporation at the meeting of stockholders of PhotoMedex.

5.10 Directors of PhotoMedex After Closing. The Parties acknowledge and agree that nine (9) individuals (or eight (8) individuals, in the event that only eight (8) individuals are included as director nominees in the

Registration Statement that is declared effective by the SEC) shall be nominated to serve as the directors of PhotoMedex following the Closing. PhotoMedex shall identify three (3) of these individuals and Radiancy shall identify six (6) of these individuals (or five (5) of these individuals, in the event that only five (5) individuals have been identified and included as director nominees in the Registration Statement that is declared effective by the SEC). The Parties shall work together in good faith to ensure that at least five (5) of the identified individuals shall be independent under the applicable rules of the SEC and the applicable stock exchange. Upon identification of the nine (9) individuals (or eight (8) individuals, in the event that only eight (8) individuals are included as director nominees in the Registration Statement that is declared effective by the SEC) that are proposed by PhotoMedex and Radiancy to serve as directors of PhotoMedex following the consummation of the Merger, PhotoMedex shall take all necessary action to ensure that such nine (9) individuals (or eight (8) individuals, in the event that only eight (8) individuals are included as director nominees in the Registration Statement that is declared effective by the SEC) are included as the nominees to serve as the members of the PhotoMedex Board following the Closing, and recommend that the PhotoMedex Stockholders vote to elect such nominees to serve as the directors of PhotoMedex following the Closing. At the next two (2) consecutive annual meetings of the PhotoMedex Stockholders following the Effective Time, PhotoMedex shall take all necessary action to ensure that Dr. Yoav Ben-Dror is included as a nominee to serve as a member of the PhotoMedex Board. The Parties acknowledge and agree that any individual appointed to serve as a director of the PhotoMedex Board or as any executive officer of PhotoMedex after the Closing shall be obligated to sign an agreement pursuant to which such individual shall be restricted from trading in equity securities of PhotoMedex for a six-month period following the consummation of the Merger. In the event that nine (9) individuals are included as director nominees in the Registration Statement that is declared effective by the SEC, PhotoMedex shall take all action as may be necessary, including, without limitation, amending the PhotoMedex Organizational Documents, in order to increase the number of directors that may serve on the PhotoMedex Board to nine (9), on or before the Effective Time.

5.11 Merger Filings. PhotoMedex shall make, and shall cause Merger Sub to make, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder.

5.12 Section 16 Matters. Prior to the Effective Time, PhotoMedex shall take all commercially reasonable steps as may be required to cause any acquisitions of PhotoMedex Common Stock resulting from the Merger or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Merger subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PhotoMedex, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.13 Israeli Tax Ruling. On July 4, 2011, Radiancy’s Israeli counsel filed with the ITA an application for a tax ruling (the “Israeli Tax Ruling”) under which it requested, inter alia, that:

(a) Any consideration payable or otherwise deliverable pursuant to this Agreement (including the Merger Consideration) to Radiancy Stockholders that are non-Israeli residents (as defined in Section 1 of the ITO), other than in respect to Radiancy Common Stock held by the Section 102 Trustee on behalf of any non-Israeli resident Stockholder, is exempted from any Israeli Tax withholding obligation, or clarifying that no such obligation exists upon receipt of a signed Israeli Tax Declaration that such Radiancy Stockholder is not an Israeli resident;

(b) Any consideration payable or otherwise deliverable pursuant to this Agreement (including the Merger Consideration) to the Section 102 Trustee, the Section 104H Trustee, or any other trustee, as applicable, is exempted from any Israeli Tax withholding obligation;

(c) Radiancy Stockholders who are Israeli residents will be allowed to elect to defer the Tax event, pursuant to section 104H of the ITO, with respect to the conversion of Radiancy Common Stock into the Merger Consideration, subject to the terms and conditions to be included within the Israeli Tax Ruling; and

(d)(i) the deposit with the Section 102 Trustee of any consideration payable or otherwise deliverable by PhotoMedex pursuant to this Agreement (including the Merger Consideration) for 102 Radiancy options, and/ or Radiancy Common Stock arising from the exercise of any such 102 Radiancy options, subject to the statutory holding period under Section 102 of the ITO (“Section 102”, and such 102 Radiancy options, “Restricted 102 Grants”) will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of the Restricted 102 Grants and that the Israeli taxation of the Merger Consideration will be deferred until release of such PhotoMedex Common Stock and/ or options and/ or other type of consideration whatsoever (as applicable), and remain subject to the provisions of Section 102 of the ITO; (ii) the statutory holding period applicable to Restricted 102 Grants will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein, provided that the consideration paid to holders for Restricted 102 Grants (including the Merger Consideration) are deposited with a Section 102 Trustee for the duration of the statutory holding period (which ruling may be subject to customary conditions associated with such a ruling); (iii) the payment of the Merger Consideration pursuant to this Agreement in exchange for any Radiancy Common Stock held in trust by the Section 102 Trustee at the Effective Time will not result in an immediate taxable event for the Person entitled to such shares if such consideration is paid directly to the Section 102 Trustee and until such time as the PhotoMedex Common Stock is subsequently transferred by such trustee to the person entitled thereto or sold by the trustee.

Radiancy shall instruct its Israeli counsel to update PhotoMedex through its Israeli counsel, with respect to the process of obtaining the Israeli Tax Ruling. Subject to the terms and conditions hereof, the Parties shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements to obtain the Israeli Tax Ruling, as promptly as practicable.

5.14 Further Assurances. PhotoMedex, Merger Sub and Radiancy shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below), all PhotoMedex Requisite Consents (as defined below), all Radiancy Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

5.15 Directors and Officers Indemnification and Insurance.

(a) In the event the Merger is consummated, then until the seventh anniversary of the Effective Time, PhotoMedex will, and will cause the Surviving Company and any PhotoMedex Subsidiary or Radiancy Subsidiary, to comply with, fulfill and honor, in any and all respects, all of the obligations of PhotoMedex, Radiancy and any PhotoMedex Subsidiary or Radiancy Subsidiary to their respective present and former directors and officers (the “Covered Persons”) pursuant to indemnification agreements with PhotoMedex, Radiancy or any PhotoMedex Subsidiary or Radiancy Subsidiary in effect on the Effective Time and pursuant to the PhotoMedex Organization Documents, the Radiancy Organization Documents, the PhotoMedex Subsidiary Organization Documents and the Radiancy Subsidiary Organization Documents, in each case, in effect on the Effective Time (the “Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time, including with respect to this Agreement, the Merger and the other transactions contemplated herein. Any claims for indemnification made on or prior to the seventh anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. PhotoMedex shall, and shall cause the Surviving Company and all PhotoMedex Subsidiaries and Radiancy Subsidiaries to, keep in full force and effect all Indemnification Provisions and neither PhotoMedex, the Surviving Company, any PhotoMedex Subsidiary nor any Radiancy Subsidiary shall amend, modify or terminate any of the Indemnification Provisions, in each case, until the later of the seventh anniversary of the Effective Time or the final resolution of any claims for indemnification.

(b) In the event the Merger is consummated, if PhotoMedex, the Surviving Company, any PhotoMedex Subsidiary or any Radiancy Subsidiary shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of PhotoMedex, the Surviving Company, any PhotoMedex Subsidiary or any Radiancy Subsidiary, as applicable, assume all of their respective obligations as set forth in this Section 5.15.

(c) Prior to the Effective Time, Radiancy and/ or any Radiancy Subsidiary may purchase tail insurance coverage for Radiancy and/ or Radiancy Subsidiary Covered Persons which shall provide such directors and officers with coverage for no more than seven years following the Effective Time (the “Insurance Coverage”), and the full cost and all premiums associated with such Insurance Coverage shall be paid in a lump sum by Radiancy and/ or any Radiancy Subsidiary, as the case may be, prior to or at the Closing. PhotoMedex shall maintain (or cause the Surviving Company, any PhotoMedex Subsidiary and/ or any Radiancy Subsidiary to maintain) such Insurance Coverage in full force and effect, and continue to honor the obligations thereunder during the term thereof.

(d) In the event the execution of this Agreement or the undertaking of any act or omission by PhotoMedex required by this Agreement prior to the Closing Date causes any insurance policy, in place for the benefit of any PhotoMedex or PhotoMedex Subsidiary Covered Persons immediately prior to the date of this Agreement, to terminate or causes any reduction in the benefits of such policy, PhotoMedex or any PhotoMedex Subsidiary may purchase insurance policies for the benefit of such Covered Persons; provided, however, that such new policies shall not exceed the coverage that was provided under such terminated insurance policy or such policy where benefits were reduced.

(e) This Section 5.15 shall survive the consummation of the Merger, is intended to benefit each of the Covered Persons and shall be binding on all successors and assigns of the Surviving Company, the PhotoMedex Subsidiaries, the Radiancy Subsidiaries and PhotoMedex, and shall be enforceable by the Covered Persons.

5.16 Application of Section 3.17(l). PhotoMedex hereby agrees that the representations and warranties set forth in Section 3.17(l) are being given by Radiancy for Israeli Tax withholding purposes only and, if such representations and warranties shall be deemed to be untrue or inaccurate at Closing, such untruthfulness or inaccuracy shall not result in the failure by Radiancy to satisfy the condition set forth in Section 6.3(a) of this Agreement.

5.17 Additional Covenants Israeli Approvals. Each of the Parties hereto shall cooperate with one another and use commercially reasonable efforts to cause all authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in Israel (including the Israeli Tax Ruling) with respect to: (i) the exchange of Radiancy Common Stock (other than shares of Radiancy Common Stock held by Radiancy, Ltd.) for the Merger Consideration; and (ii) the allocation of options by Radiancy, to be obtained or made.

5.18 [Intentionally Omitted].

5.19 Amendment of PhotoMedex Option Plan.

(a) The PhotoMedex, Inc. 2005 Equity Compensation Plan (the “PhotoMedex Plan”) shall be amended by PhotoMedex prior to the Closing Date to add to it the appropriate provisions relating to grantees who are Israeli residents and those grantees who are deemed to be Israeli residents for Tax purposes (together, “Israeli Residents”), including with respect to the following matters:

(i) Administration of the PhotoMedex Plan pursuant to certain provisions of Section 102 and Section 3(i) of the ITO and any other applicable Israeli Laws.

(ii) Options granted to Israeli Residents shall be governed by and subject to the terms and restrictions of Section 102 and Section 3(i), as applicable, of the ITO and any other applicable Israeli Laws.

(iii) At the PhotoMedex Board’s discretion, for purposes of simplicity and in order to ensure compliance with Israel’s Tax regulations, the exercise of options and the purchases and sales of shares issued under the PhotoMedex Plan shall be executed by PhotoMedex or its affiliates, as appropriate.

(iv) The ability of Israeli Residents, whose shares are held in escrow in accordance with the requirements of the ITO, to vote such shares or grant proxies with respect thereto.

(b) The Parties shall negotiate in good faith to agree upon a form of amendment to the PhotoMedex Plan which will accomplish the foregoing objectives.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Effective Time or Drop Dead Date, of the following conditions:

(a) Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of the Merger under any Antitrust Laws shall have expired or been terminated.

(b) Requisite Regulatory Approvals and Stockholder Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a PhotoMedex Material Adverse Affect or a Radiancy Material Adverse Affect (the “Requisite Regulatory Approvals”), the PhotoMedex Stockholder Approval and the Radiancy Stockholder Approval shall have each been obtained or made.

(c) Listing on the NASDAQ. The PhotoMedex Common Stock to be issued as the Merger Consideration and the PhotoMedex Common Stock to be issuable in connection with the exercise or conversion of the Warrants shall have been authorized for listing on the NASDAQ subject to official notice of issuance.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Merger or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Merger, any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement, or the filing of the Amended and Restated Articles of Incorporation or the Merger Certificate.

6.2 Conditions to Obligations of Radiancy. The obligations of Radiancy to consummate the Merger are subject to the satisfaction or waiver by Radiancy, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of PhotoMedex and Merger Sub set forth in this Agreement (without giving effect to any limitation as to “materiality” or “PhotoMedex Material Adverse Effect”) shall be true and correct as of the Effective Time as though made as of the Effective Time (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a PhotoMedex Material Adverse Effect.

(b) Agreements and Covenants. Each of PhotoMedex and the Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Each of PhotoMedex and Merger Sub shall have delivered to Radiancy a certificate, dated the Closing Date, signed by the chief executive officer of each of PhotoMedex and Merger Sub, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(e).

(d) Secretary’s Certificate. Each of PhotoMedex and Merger Sub shall have delivered to Radiancy a true copy of the resolutions of the PhotoMedex Board and the Merger Sub Board authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of PhotoMedex and Secretary of Merger Sub, or a similar officer.

(e) PhotoMedex Material Adverse Effect. No PhotoMedex Material Adverse Effect shall have occurred since July 4, 2011.

(f) Legal Opinion. Radiancy shall have received opinions of PhotoMedex’s transaction counsel, Kaye Scholer LLP and Woodburn and Wedge, in form and substance reasonably satisfactory to Radiancy, addressed to Radiancy and dated as of the Closing Date, covering the matters set forth on Exhibit 6.2(f)-1 and Exhibit 6.2(f)-2 attached hereto.

(g) SEC Compliance. Immediately prior to Closing, PhotoMedex shall be in compliance in all material respects with the reporting requirements under the Exchange Act.

(h) Amended and Restated Articles of Incorporation. PhotoMedex shall have filed the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada and such Secretary of State shall have accepted the Amended and Restated Articles of Incorporation.

(i) Repurchase Transaction. The Repurchase Transaction shall have been consummated with Perseus pursuant to Section 4.4.

(j) PhotoMedex Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 6.2(j) attached hereto (the “PhotoMedex Requisite Consents”), shall have each been obtained or made.

(k) Israeli Approvals. The Israeli Tax Ruling and all other authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in Israel with respect to the Merger and the transactions contemplated herein shall have each been obtained or made to the reasonable satisfaction of Radiancy.

6.3 Conditions to Obligations of PhotoMedex. The obligations of PhotoMedex to consummate the Merger are subject to the satisfaction or waiver by PhotoMedex, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Radiancy set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Radiancy Material Adverse

Effect”) shall be true and correct as of the Effective Time as though made as of the Effective Time (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Radiancy Material Adverse Effect.

(b) Agreements and Covenants. Radiancy shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Officer Certificate. Radiancy shall have delivered to PhotoMedex a certificate, dated the Closing Date, signed by the chief executive officer of Radiancy, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(e).

(d) Secretary’s Certificate. Radiancy shall have delivered to PhotoMedex a true copy of the resolutions of the Radiancy Board authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Radiancy or a similar officer.

(e) Radiancy Material Adverse Effect. No Radiancy Material Adverse Effect shall have occurred since July 4, 2011.

(f) FIRPTA Certificate. Radiancy shall provide to PhotoMedex a certificate (the “FIRPTA Certificate”), signed under penalties of perjury and in form and substance as required under Section 1.897-2(h) of the Treasury Regulations promulgated under the Code, stating that an interest in Radiancy is not a “United States real property interest” for purposes of Section 897 of the Code.

(g) Amended and Restated Articles of Incorporation. The Secretary of State of Nevada shall have accepted the Amended and Restated Articles of Incorporation (provided that PhotoMedex files such Amended and Restated Articles of Incorporation by PhotoMedex with the Secretary of State of Nevada pursuant to the terms of this Agreement).

(h) Legal Opinion. PhotoMedex shall have received an opinion of Radiancy’s counsel, Ellenoff Grossman & Schole LLP, in form and substance reasonably satisfactory to PhotoMedex, addressed to PhotoMedex and dated as of the Closing Date, covering the matters set forth on Exhibit 6.3(h) attached hereto.

(i) Repurchase Transaction. The Repurchase Transaction shall have been consummated with Perseus pursuant to Section 4.4 (provided that PhotoMedex, subject to Section 4.4, shall have satisfied all of its obligations under the Repurchase Right Agreement in order to consummate the Repurchase Transaction).

(j) Radiancy Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 6.3(j) attached hereto (the “Radiancy Requisite Consents”), shall have each been obtained or made.

6.4 Waiver of Closing Conditions. In the event a Party (the “Waiving Party”) waives a Closing condition it has the right to require the satisfaction of as set forth in this Article VI and the Merger and the transactions contemplated by this Agreement are subsequently consummated, the Waiving Party hereby waives any and all rights and claims against the Party failing to satisfy such Closing condition (the “Failing Party”) for any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) arising from the breach by the Failing Party of the Failing Party’s representations, warranties and/or covenant as it specifically relates to the Closing condition waived by the Waiving Party.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the Effective Time or the Drop Dead Date, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Radiancy or PhotoMedex (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of PhotoMedex and Radiancy, as duly authorized by the Radiancy Board and PhotoMedex Board;

(b) by written notice by either Radiancy or PhotoMedex, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party who has failed to comply with Section 5.2 as it relates to such Order or Action or whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered;

(c) by written notice by Radiancy, if there has been a breach by PhotoMedex and/or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of PhotoMedex and/or Merger Sub shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 6.2 (a “Terminating PhotoMedex Breach”); provided, however, that if such Terminating PhotoMedex Breach is curable by PhotoMedex and/or Merger Sub prior to the Drop Dead Date, then Radiancy may not terminate this Agreement under this Section 7.1(c) for fourteen (14) calendar days after delivery of written notice from Radiancy to PhotoMedex of such Terminating PhotoMedex Breach, provided PhotoMedex and/or Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that Radiancy may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have materially breached this Agreement or if such Terminating PhotoMedex Breach by PhotoMedex and/or Merger Sub is cured during such fourteen (14) calendar day period);

(d) by written notice by PhotoMedex, if there has been a breach by Radiancy of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Radiancy shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 6.3 (a “Terminating Radiancy Breach”); provided, however, that if such Terminating Radiancy Breach is curable by Radiancy prior to the Drop Dead Date, then PhotoMedex may not terminate this Agreement under this Section 7.1(d) for fourteen (14) calendar days after delivery of written notice from PhotoMedex to Radiancy of such Terminating Radiancy Breach, provided Radiancy continues to exercise commercially reasonable efforts to cure such Terminating Radiancy Breach (it being understood that PhotoMedex may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such Terminating Radiancy Breach by Radiancy is cured during such fourteen (14) calendar day period);

(e) by written notice by Radiancy if the Merger shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Radiancy if Radiancy or any Radiancy Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Merger to be consummated on or before the Drop Dead Date;

(f) by written notice by PhotoMedex if the Merger shall not have been consummated on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to PhotoMedex if PhotoMedex or any PhotoMedex Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Merger to be consummated on or before the Drop Dead Date;

(g) by written notice by PhotoMedex or Radiancy, (i) if the PhotoMedex Board (or any committee thereof) shall have made a PhotoMedex Change of Board Recommendation or (ii) if the PhotoMedex Board or any committee thereof shall have approved or recommended to the stockholders of PhotoMedex an Acquisition Proposal (other than the Merger);

(h) by written notice by Radiancy or PhotoMedex, (i) if the Radiancy Board (or any committee thereof) shall have made a Radiancy Change of Board Recommendation or (ii) if the Radiancy Board or any committee thereof shall have approved or recommended to the stockholders of Radiancy an Acquisition Proposal (other than the Merger);

(i) by written notice by PhotoMedex or Radiancy if the PhotoMedex Board shall have made a PhotoMedex Change of Board Recommendation in response to a Superior Proposal in accordance with the terms and conditions of Section 4.3(d); or

(j) by written notice by Radiancy or PhotoMedex, if the Radiancy Board shall have made a Radiancy Change of Board Recommendation in response to a Superior Proposal in accordance with the terms and conditions of Section 4.3(e).

7.2 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

7.3 Fees and Expenses.

(a) All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Registration Statement and the Proxy Statement documents and all other matters related to the consummation of the Merger.

(b) PhotoMedex shall pay Radiancy a termination fee equal to Three Million Dollars ($3,000,000) in the event of a termination of this Agreement by PhotoMedex or Radiancy, as the case may be, pursuant to Section 7.1(g) or Section 7.1(i).

(c) Radiancy shall pay PhotoMedex a termination fee equal to Three Million Dollars ($3,000,000) in the event of a termination of this Agreement by Radiancy or PhotoMedex, as the case may be, pursuant to Section 7.1(h) or Section 7.1(j).

(d) PhotoMedex shall pay Radiancy a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the aggregate amount of Radiancy’s reasonable Expenses incurred in connection with the negotiation of the Original Agreement and this Agreement, in the event of a termination of this Agreement by Radiancy pursuant to Section 7.1(c); provided, that no such fee shall be payable in the event the Terminating PhotoMedex Breach involves the failure to satisfy the condition set forth in Section 6.2(i) or Section 6.2(k); provided, further, in the case of a failure to satisfy the condition set forth in Section 6.2(i), that PhotoMedex has satisfied its obligations under Section 4.4 of this Agreement.

(e) Radiancy shall pay PhotoMedex a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000), plus the aggregate amount of PhotoMedex’ reasonable Expenses incurred in connection with the negotiation of the Original Agreement and this Agreement, in the event of a termination of this Agreement by PhotoMedex pursuant to Section 7.1(d); provided, that no such fee shall be payable in the event the Terminating Radiancy Breach involves the failure to satisfy the condition set forth in Section 6.3(g) or Section 6.3(i); provided, further, in the case of a failure to satisfy the condition set forth in Section 6.3(i), that Radiancy has satisfied its obligations under Section 4.4 of this Agreement.

(f) Any fee due under Section 7.3(b) or Section 7.3(c) shall be paid by wire transfer of immediately available funds within one (1) Business Day after the date of termination of this Agreement, to an account designated in writing by the Party entitled to receipt of such fee. Any fee due under Section 7.3(d) or Section 7.3(e) shall be paid by wire transfer of immediately available funds within ten (10) Business Days after the date of termination of this Agreement, to an account designated in writing by the Party entitled to receipt of such fee.

(g) The Parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement.

7.4 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by PhotoMedex, Merger Sub or Radiancy in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. None of the representations, warranties, pre-closing covenants or pre-closing obligations contained in this Agreement or in any certificate or instrument delivered under this Agreement will survive the Effective Time. Except in the case of fraud, each of the Parties hereto hereby acknowledges and agrees that, following the Effective Time, it shall not be entitled to (and hereby waives any right it may have to) make any claim, or otherwise institute any Action, for indemnification, payment of Damages or any other remedy, against any other Party in respect of any of the representations, warranties, pre-closing covenants or pre-closing obligations contained in this Agreement or in any certificate or instrument delivered under this Agreement. The

Confidentiality Agreements, Section 4.2(b), Section 7.2, Section 7.3 and this Article VIII shall survive any termination of this Agreement in accordance with Section 7.1.

8.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Radiancy, to:

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, New York 10962

Attn: Dr. Dolev Rafaeli

Facsimile: (845) 398-1648

with a copy to (but which shall not constitute notice to Radiancy):

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Attention: Barry I. Grossman, Esq.

Facsimile: (212) 370-7889

(ii)	if to PhotoMedex or Merger Sub, to:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Dennis McGrath, Chief Executive Officer and President

Facsimile: (215) 619-3208

with a copy to (but which shall not constitute notice to PhotoMedex or Merger Sub):

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq. and William M. Lonergan, Esq.

Facsimile: (212) 836-8689

8.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Radiancy, PhotoMedex and Merger Sub agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Radiancy, PhotoMedex and Merger Sub irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 8.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.5 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to Radiancy, shall mean the actual knowledge of the executive officers of Radiancy, after due inquiry and, when used with respect to PhotoMedex, shall mean the actual knowledge of the executive officers of PhotoMedex, after due inquiry, (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close, and (vi) the term “Trading Day” means any day on which the PhotoMedex Common Stock is traded on the principal securities exchange or securities market on which the PhotoMedex Common Stock is then traded. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the PhotoMedex Disclosure Letter and the Radiancy Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreements embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements, including, without limitation, the Original Agreement, and the understandings among the Parties with respect to such subject matter.

8.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

8.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Radiancy, PhotoMedex or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement in accordance with Section 7.1, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

8.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

8.12 Disclosure Letters. The disclosure of any matter in the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be, shall be deemed to be a disclosure on all other sections of the PhotoMedex Disclosure Letter or the Radiancy Disclosure Letter, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of the PhotoMedex Disclosure Letter and the Radiancy Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality. If there is any inconsistency between the statements in this Agreement and those in the PhotoMedex Disclosure Letter or Radiancy Disclosure Letter (other than an exception set forth in such PhotoMedex Disclosure Letter or Radiancy Disclosure Letter), the statements in this Agreement will control.

8.13 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings.

Terms	Section
Acquisition Proposal	4.3(a)
Action	2.12
affiliate	8.7
Agreement	Preamble
Ancillary Public Disclosures	2.30
Antitrust Laws	5.2(a)
Appraisal Shares	1.9
Business Day	8.7
Certificate	1.1(d)
Certificate of Merger	1.2(b)
Certifications	2.7(a)
Charter Documents	4.1(b)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Filing	0
Closing Press Release	0
Closing Radiancy Financials	3.7(a)
Confidentiality Agreements	4.2(b)
Consent	2.5
Covered Persons	5.15(a)
Delaware Secretary of State	1.2(b)
DGCL	Recitals
Disclosure Rejection Notice	4.5(a)
DOJ	5.2(b)
DOL	2.16(b)
Drop Dead Date	1.2(a)
Effective Time	1.2(b)
Employee Options	1.1(b)
Encumbrance	2.6
Enforceability Exceptions	2.4
Environmental Laws	2.21
ERISA	2.16(a)
Exchange Act	2.5
Exchange Agent	1.1(d)
Executory Period	4.1(a)
Expenses	7.3(a)
Failing Party	6.4
FDA	2.28
FDCA	2.28
FINRA	2.5
FIRPTA Certificate	6.3(f)
FTC	5.2(b)
GAAP	2.7(b)
Governmental Authority	2.5
Hazardous Substance	2.21
Indebtedness	2.2(g)
Indemnification Provisions	5.15(a)

Terms	Section
Insurance Coverage	5.15(c)
Intellectual Property	2.15(b)
Israeli Residents	5.19(a)
Israeli Tax Declaration	1.1(m)
Israeli Tax Ruling	5.13
ITA	1.1(m)
ITO	3.17(l)(i)
knowledge	8.7
Law	2.6
Laws	2.6
Merger	Recitals
Merger Consideration	1.1(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
New Disclosure Notice	4.5(a)
Off-the-Shelf Software Agreements	2.14(a)(xi)
Order	2.12
Organic Dilution Event	1.6
Original Agreement	Recitals
Parties	Preamble
Party	Preamble
Permitted Encumbrances	2.19(b)
Perseus	4.4(a)
Person	8.7
PhotoMedex	Preamble
PhotoMedex Accounts Receivable	2.25
PhotoMedex Affiliate Transaction	2.22
PhotoMedex Benefit Plans	2.16(a)
PhotoMedex Board	Recitals
PhotoMedex Board Recommendation	4.3(b)
PhotoMedex Change of Board Recommendation	4.3(d)
PhotoMedex Common Stock	1.1(b)
PhotoMedex Disclosure Letter	Article II
PhotoMedex ERISA Affiliate	2.16(a)
PhotoMedex Financials	2.7(b)
PhotoMedex Foreign Benefit Plans	2.16(g)
PhotoMedex Intellectual Property	2.15(a)
PhotoMedex Leases	2.19(a)
PhotoMedex Licensed Intellectual Property	2.15(a)
PhotoMedex Material Adverse Effect	2.1
PhotoMedex Material Contract	2.14(a)
PhotoMedex Notice of Superior Proposal	4.3(d)
PhotoMedex Organization Documents	2.1
PhotoMedex Permits	2.11(b)
PhotoMedex Plan	5.19(a)
PhotoMedex Product	2.28
PhotoMedex Real Property	2.19(a)
PhotoMedex Requisite Consents	6.2(j)
PhotoMedex Stockholder Allocation	1.1(b)
PhotoMedex Stockholder Approval	2.4
PhotoMedex Stockholders	1.1(b)

Terms	Section
PhotoMedex Subsidiary	2.1
PhotoMedex Subsidiary Organization Documents	2.1
Proxy Statement	5.4(a)
Radiancy	Preamble
Radiancy Accounts Receivable	3.25
Radiancy Affiliate Transaction	3.22
Radiancy Benefit Plans	3.16(a)
Radiancy Board	Recitals
Radiancy Board Recommendation	4.3(b)
Radiancy Change of Board Recommendation	4.3(e)
Radiancy Common Stock	Recitals
Radiancy Disclosure Letter	Article III
Radiancy ERISA Affiliate	3.16(a)
Radiancy Financials	3.7(a)
Radiancy Foreign Benefit Plans	3.16(g)
Radiancy Intellectual Property	3.15
Radiancy Leases	3.19(a)
Radiancy Licensed Intellectual Property	3.15
Radiancy Material Adverse Effect	3.1
Radiancy Material Contract	3.14(a)
Radiancy Notice of Superior Proposal	4.3(e)
Radiancy Organization Documents	3.1
Radiancy Permits	3.11(b)
Radiancy Product	3.27
Radiancy Real Property	3.19(a)
Radiancy Requisite Consents	6.3(j)
Radiancy Stockholder Allocation	1.1(b)
Radiancy Stockholder Approval	3.4
Radiancy Stockholders	1.1(b)
Radiancy Subsidiaries	3.1
Radiancy Subsidiary Organization Documents	3.1
Radiancy, Ltd.	Recitals
Registration Statement	5.4(a)
Representatives	4.2(b)
Repurchase Right Agreement	4.4(a)
Repurchase Transaction	4.4(b)
Requisite Regulatory Approvals	6.1(b)
Restricted 102 Grants	5.13(d)
Sarbanes-Oxley Act	2.7(a)
SEC	2.7(a)
SEC Reports	2.7(a)
Section 102	5.13(d)
Securities Act	2.5
Signing Radiancy Financials	3.7(a)
subsidiary	8.7
Superior Proposal	4.3(g)
Surviving Company	1.1(a)
Tax	2.17(l)
Tax Returns	2.17(a)
Taxes	2.17(l)
Terminating PhotoMedex Breach	7.1(c)

Terms	Section
Terminating Radiancy Breach	7.1(d)
Termination Date	7.1
Trading Day	8.7
Valid Certificate	1.1(m)
Waiving Party	6.4
Warrants	1.1(b)

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

RADIANCY, INC.

By:	/s/ Yoav Ben-Dror
Name: Yoav Ben-Dror
Title: Chairman of the Board

PHOTOMEDEX, INC.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President and Chief Executive Officer

PHMD MERGER SUB, INC.

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President